LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) including all exhibits hereto is made, entered and is effective as of February 7, 2017 (the “Effective Date”), by and between Regen BioPharma, Inc., a Nevada corporation with principal address 4700 Spring Street, Suite 304, La Mesa, California 91942 (“Licensor”) and Checkpoint Immunology, Inc., a Nevada corporation with principal address at 4700 Spring Street, Suite 304, La Mesa, California 91942 (“Licensee”). As used herein, the term “Parties” is sometimes used to refer to the Licensor and the Licensee jointly.

WHEREAS:

A.	The Licensor owns or has the right to grant certain rights and know-how rights with respect to certain intellectual property as defined and set forth in Exhibit A (the “Licensed Property” “Licensed Patent Rights” and Licensed Know How”).

B.	Licensee desires to obtain from Licensor an exclusive worldwide right and license for the development and commercialization of the Licensed Property for certain licensed uses as set forth in Exhibit B (the “Licensed Applications”).

C.	Licensor is willing, subject to the terms and conditions of this Agreement, to grant Licensee certain rights to the Licensed Property in accordance with the Licensed Applications.

NOW, THEREFORE in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Act” means the United States Food, Drug and Cosmetic Act, as amended.

1.2 “Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” shall be presumed to exist if either of the following conditions is met: (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity.

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1.3 “Approval” means, with respect to any Licensed Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, marketing, and sale of the Licensed Product in such jurisdiction in accordance with applicable Laws; provided, however that for purposes of the U.S., Approval means BLA Approval and for purposes of the EU, Approval means MAA Approval.

1.9 “Business Day” or “business day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York are authorized or obligated by Law to close.

1.10 “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.11 “Calendar Year” means each one-year period commencing on January 1 and ending on December 31.

1.12 “Clinical Trial” means any human clinical study of a pharmaceutical product.

1.13 “Combination Product” means a Licensed Product that includes at least one additional active ingredient other than the Licensed Compound. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

1.14 “Commercialization” or “Commercialize” means activities directed to commercially manufacturing, obtaining pricing and reimbursement approvals including regulatory activities relating to same, marketing, promoting, distributing, importing or selling a Licensed Product.

1.15 “Commercially Reasonable Efforts” means,

(a) with respect to the efforts to be expended by Licensor with respect to any objective, activity or decision to be undertaken under this Agreement, those efforts that a company within the bio-pharmaceutical industry of comparable size and resources [ * ] would reasonably use to accomplish such objective, activity or decision, and specifically means the carrying out of Development and Commercialization activities using efforts that a company within the bio-pharmaceutical industry of comparable size and resources [ * ] would reasonably devote to a product at a similar stage in its development or product life and of similar market potential, profit potential, based on conditions then prevailing and taking into account efficacy, safety, intellectual property protection, approved labeling, the competitiveness of alternative products sold by Third Parties in the marketplace, the patent and other proprietary position of the product, and the likelihood of regulatory approval given the regulatory structure involved. Commercially Reasonable Efforts shall be determined on a Major Markets Countries-by-Major Markets Countries basis for the Licensed Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the Licensed Product and the Major Market(s) Country(ies) involved. Without limiting the foregoing, Commercially Reasonable Efforts require that Licensee: (i) promptly assign responsibility for such Development and Commercialization activities to specific individuals who are held accountable for progress and monitor such progress on an on-going basis, (ii) set and consistently seek to achieve specific and meaningful objectives and timelines for carrying out such Development and Commercialization activities, and (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives and timelines.

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(b) with respect to the efforts to be expended by Licensee with respect to any objective, activity or decision to be undertaken under this Agreement, those efforts consistent with the commercially reasonable practices normally devoted by Licensee.

1.16 “Competitive Compound” means any small molecules that are designed to modulate the activity of the NR2F6 protein in vitro, in experimental animals or in humans.

1.17 “Confidential Information” means all trade secrets, processes, formulae, data, Know-How, improvements, inventions, chemical or biological materials, techniques, marketing plans, strategies, customer lists, or other information (including all information and materials of a Party’s customers and any other Third Party and their consultants) that has been disclosed by a Party to the other Party under this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party in oral, written, graphic, or electronic form.

1.18 “Controlled” or “Controls”, when used in reference to intellectual property right or other intangible rights, shall mean the legal authority or right of a Party (or any of its Affiliates) to grant a license or sublicense of intellectual property rights to the other Party or any Third Party, or to otherwise disclose confidential, proprietary or trade secret information to such other Party or to any Third Party, without breaching the terms of any agreement with any Third Party.

1.19 “Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority, including toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, process development, formulation development, development manufacturing, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-Approval studies but specifically excluding regulatory activities directed to obtaining pricing and reimbursement approvals), and post-marketing commitments/requirements. When used as a verb, “Develop” means to engage in Development.

1.20 “Development Plan” means, with respect to a Licensed Product, a plan and related timing estimates prepared by Licensee for the then current calendar year and the two (2) following years setting forth a summary of the Development activities to be conducted for such Licensed Product in all Major Market Countries, including the indications expected to be targeted, a good faith estimate of reasonable timelines for completing key Development activities and filing of key regulatory submissions (including estimated timelines for commencement of each stage of clinical Development), and including, where known, the primary endpoints and any comparator or agents to be used in combination with a Licensed Compound/Licensed Product for any such studies and any go/no-go decision criteria for any such studies. The initial Development Plan as of the Effective Date is attached hereto as Exhibit A1. A copy of the study protocol for a given study will be provided to Licensee if available and if requested by Licensee.

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1.21 “Distributor” means, with respect to a country, any Third Party that is used by pharmaceutical manufacturers generally in such country on a non-exclusive basis (and without any grant or license by Licensor of any intellectual property rights) to sell and distribute finished, packaged pharmaceutical products to pharmacies, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations (e.g., pharmaceutical benefits managers) and the like in such country; provided, that Licensor shall be permitted to grant or license such intellectual property rights to the Third Party solely to the extent reasonably necessary to comply with applicable law or to enable such distributor to sell and distribute (but not to market or promote) a Licensed Product. For clarity, a Distributor of a Licensed Product in a country shall not include any person or entity that has been granted a right, whether by license or otherwise and whether express or implied (including by subcontract or agency), by a Party or its Affiliates to research, Develop or manufacture (but a Distributor may have the right to repackage or relabel finished product specifically for sale or distribution in such country) any such Licensed Product or that otherwise assumes any regulatory or other responsibilities with respect to obtaining or maintaining regulatory approvals for such Licensed Product in such country.

1.22 “Dollar” or “$” means the lawful currency of the United States.

1.23 “EMA” means the European Medicines Agency, or any successor agency thereto.

1.24 “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto.

1.25 “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.26 “Field” means all therapeutic and diagnostic uses in humans and animals, including the prevention, treatment or control of any disease, disorder or condition.

1.27 “First Commercial Sale” means, with respect to any Licensed Product in a country in the Territory, the first sale for use or consumption by the general public of such Licensed Product in such country after Approval of such Licensed Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country.

1.28 “GAAP” means United States generally accepted accounting principles, consistently applied.

1.29 “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial, county, or other political subdivision, agency or other body, domestic or foreign or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

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1.30 “IND” means an Investigational New Drug Application, as defined in the Act, filed with the FDA or its foreign counterparts, including as applicable clinical trial applications (“CTAs”), clinical trial exemptions (“CTXs”) and investigational medicinal product dossiers.

1.31 “Initiation” means, when used with respect to a Clinical Trial, the dosing of the first patient with the first dose in such Clinical Trial.

1.32 “Know-How” means tangible and intangible information, techniques, technology, practices, inventions (whether patentable or not), methods, knowledge, trade secrets, data and results (including all biological, chemical, pharmacological, toxicological, clinical, analytical and quality control data and methods (including any applicable reference standards), manufacturing assay and related data, manufacturing and formulation processes, data and results relating to drug substance, drug product, starting materials, and radiolabeled compounds, know-how and trade secrets).

1.33 “Knowledge” means, with respect to Licensee, the actual knowledge of the employees and consultants involved with development of the intellecutual property being licensed from the LICENSOR .

1.34 “Laws” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including for clarity any applicable rules, regulations and other requirements of any Regulatory Authority that may be in effect from time to time.

1.35 “Licensed Compound” means all chemical matter disclosed in the patents and patent applications associated with this agreement. Also, any future chemical matter discovered by licensee will be deemed a derivative of licensed compound and will be bound by this agreement. Furthermore, any patents or patent applications may be included by licensor as an amendment to this agreement.

1.36 “Licensed Product” means any pharmaceutical product containing a Licensed Compound (alone or with other active ingredients Controlled by Licensor), in all forms, presentations, formulations and dosage forms. For clarity, “other active ingredients” does not include any other active ingredients or molecules that are proprietary to, or Controlled by, Licensor and its Affiliates and would require a license from Licensor with respect to the composition, method of use or manufacture of such other molecule, unless separately licensed from Licensor or its Affiliates.

1.37 “MAA” means a marketing authorization application filed for Approval in the EU of the applicable Licensed Product.

1.38 “MAA Approval” means Approval by the EMA of a MAA filed with the EMA for the applicable Licensed Product under the centralized European procedure. If the centralized EMA filing procedure is not used, MAA Approval shall be achieved upon the first Approval for the applicable Licensed Product in three of the following countries: France, Germany, Italy, Spain and the United Kingdom. For clarity, MAA Approval shall include any pricing and reimbursement approvals required prior to sale of such Licensed Product in the European Union, or in connection with Approvals achieved in three of the foregoing five European Union member states; provided, that MAA Approval shall in any event be deemed achieved upon First Commercial Sale in any country in the European Union.

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1.39 “MAA Filing” means the validation by the EMA of a centralized filing of an MAA for the applicable Licensed Product.

1.40 “Major Market Countries” means the following countries: All PCT countries, Canada, Australia, China, Japan and South American countries.

1.41 “Net Sales” means, with respect to any Licensed Product, the gross amount invoiced in arm’s-length transactions by a Party, an Affiliate of such Party, or any permitted SubLicensee (or such SubLicensee’s Affiliates) shall be considered a “Related Party” for sales of such Licensed Product to a Third Party, less the sum of the following (to the extent not reimbursed by any Third Party):

(a) discounts (including cash discounts and quantity discounts), cash and non-cash coupons, retroactive price reductions, charge-back payments and rebates granted to managed care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to customers;

(b) credits or allowances actually granted upon claims, damaged goods, rejections or returns (including inventory management fees) of such Licensed Product, including Licensed Product returned in connection with recalls or withdrawals;

(c) amounts written off by reason of uncollectible debts;

(d) freight, postage, shipping, transportation and insurance charges for the delivery of the Licensed Product; and

(e) taxes or duties levied on, absorbed or otherwise imposed on sale of the Licensed Product, including value-added taxes, healthcare taxes or other governmental charges otherwise imposed upon the billed amount (to the extent not paid by the Third Party), as adjusted for rebates and refunds, in each case as accounted for by the party recording such Net Sales.

No deduction shall be made for any item of cost incurred by any Related Party in Developing or Commercializing Licensed Products except as permitted pursuant to clauses (a) to (d) of the foregoing sentence; provided that, Licensed Products transferred to Third Parties in connection with clinical and non-clinical research and trials, Licensed Product samples, compassionate sales or use, or an indigent program or for similar bona fide business purposes in accordance with applicable local laws and regulations in which a Related Party agrees to forego a normal profit margin for good faith business shall give rise to Net Sales only to the extent that any Related Party invoices or receives amounts therefor exceeding the cost of goods.

Such amounts shall be determined consistent with a Related Party’s customary practices and in accordance with GAAP.

It is understood that any accruals for individual items reflected in Net Sales are annually trued up and adjusted by each Related Party consistent with its customary practices and in accordance with GAAP.

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Sale or transfer of Licensed Products between any of the Related Parties shall not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Related Party. To the extent that any Related Party receives consideration other than or in addition to cash upon the sale or disposition of a Licensed Product to a non-Related Party, Net Sales shall be calculated based on the weighted-average price charged for such Licensed Product, as applicable, during the preceding royalty period, or in the absence of such sales, based on the fair market value of the Licensed Products, as determined by the Parties in good faith. For clarity, (i) Net Sales shall not include amounts any licensed product distributed for promotional purposes, subject to verification by licensor; (ii) Net Sales by a Related Party to a non-Related Party consignee are not recognized as Net Sales by such Related Party until the non-Related Party consignee sells the Licensed Product.

In the case of any Combination Product sold in the Territory, Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product that contains only Licensed Compound as its active ingredient if sold separately, and B is the total invoice price of the other active ingredient or ingredients in the Combination Product, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction C/D, where C is the invoice price of the Licensed Product that contains only Licensed Compound as its active ingredient if sold separately, and D is the invoice price of the Combination Product. If neither the Licensed Product that contains only Licensed Compound as its active ingredient nor the other active ingredient(s) are sold separately in a given country, the Parties shall determine Net Sales in accordance with the formulas provided above in this paragraph, or, if neither the Licensed Product that contains only Licensed Compound as its active ingredient nor the other active ingredient(s) are sold in any other countries, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country. Notwithstanding the foregoing, for purposes of determining royalties and milestones on Net Sales under this Agreement, the portion of Net Sales of the Combination Product allocated to the Licensed Product shall calculated based upon the above formula.

1.42 “Patent Rights” means (a) patents and patent applications, (b) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications in subsection (a), or (ii) any patent or patent application from which the patents or patent applications in (a) claim direct or indirect priority, (c) all patents issuing on any of the foregoing in (a)-(b), (d) all foreign counterparts of any of the foregoing in (a)-(c), including PCT Applications, and (e) all registrations, reissues, re-examinations, supplemental protection certificates, or extensions of any of the foregoing in (a)-(d).

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1.43 “Person” means any individual, firm, corporation, partnership, limited liability Licensor, trust, business trust, joint venture, governmental authority, association or other entity.

1.44 “Phase II Clinical Trial” means a Clinical Trial of a Licensed Product on a sufficient number of subjects that is designed to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population, as described in 21 C.F.R. 312.21(b), or a similar clinical study prescribed by a Regulatory Authority outside the U.S.

1.45 “Phase IIa Clinical Trial” means a Phase II clinical trial of a compound or product, the principal purpose of which is a preliminary determination of safety and pharmacodynamic effect or efficacy in the target population over a range of doses.

1.46 “Phase IIb Clinical Trial” means a Phase II clinical trial of a compound or product, the principal purpose of which is a further determination of efficacy and safety, in the target population, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of such compound or product (dose and dose regimen) prior to initiation of the Phase III Clinical Trials.

1.47 “Phase III Clinical Trial” means a Clinical Trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range and dose duration to be prescribed, which trial is intended to support Approval of a Licensed Product, as described in 21 C.F.R. 312.21(c), or a similar clinical study prescribed by a Regulatory Authority outside the U.S.

1.48 “PMDA” means the Japanese Pharmaceutical and Medical Device Agency or its successor, or Ministry of Health, Labour and Welfare.

1.49 “PMDA Filing” means the acceptance by the PMDA of the filing of an MAA for the applicable Licensed Product in Japan.

1.50 “Regulatory Authority” means any national or supranational governmental authority, including the FDA, PMDA or EMA, that has responsibility in countries in the Territory over the Development and/or Commercialization of the Licensed Compounds and/or Licensed Products.

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1.51 “Sublicense Revenues” means all consideration Licensee receives from a SubLicensee pursuant to any Sublicense or from a Third Party assignee pursuant to an assignment of this Agreement that is not a permitted assignment pursuant to Section 15.4.2, including any upfront payment, milestone payments and royalty payments (excluding that portion of any milestone or royalty payment amounts received from a SubLicensee or assignee that are paid by Licensee as milestone and royalty payments to LICENSor under Article 8 hereof); collaboration fee; and premiums on equity investments in Licensee in connection with the grant of the Sublicense (with the premium to be reasonably allocated to the value of this Agreement)[ * ]; and in any event excluding, for clarity, any amounts received by Licensee: (a) as bona fide, fair market value, actual reimbursement for research, Development or Commercialization activities performed or paid for by Licensee after the grant of a Sublicense, and only to the extent they are documented and are reasonably detailed [ * ]; (b) for reimbursement of Licensee’s fully-burdened cost to manufacture and supply Licensed Products or Licensed Compounds; or (c) in the form of bona fide loans made by SubLicensee or assignee to Licensee. For clarity, Sublicense Revenues from milestones and royalties include the amounts received by Licensee in excess of the amounts paid to LICENSor under Article 8 for substantially the same milestone or royalties. For further clarity, a Change of Control of Licensee shall not be deemed a Sublicense. “Change of Control” shall mean any transaction or series of transactions, whether by merger, sale of substantially all of the assets, or sale or transfer of more than fifty percent (50%) of the outstanding stock of Licensee in which the members of the Board of Directors immediately preceding the closing of the Change of Control transaction no longer constitute a majority of the Board of Directors of the surviving entity following the closing of such transaction.

1.52 “Sublicense” means a grant of rights by Licensee to a SubLicensee under any of the rights licensed to Licensee by LICENSor under Section 2.1 with respect to the Development, manufacture, or Commercialization of any Licensed Product or Licensed Compound, and includes any reverse co-promotion agreements.

1.53 “Sublicense Agreement” means a written, definitive agreement for a Sublicense.

1.54 “SubLicensee” means any Third Party to whom rights are granted under any of the rights licensed to Licensee by LICENSor under Section 2.1 with respect to any Licensed Product or Licensed Compound, including through any license, sublicense, co-development, co-discovery, co-promotion, distribution, joint venture, Development and Commercialization collaboration or similar transaction between Licensee (or an Affiliate of Licensee) and a Third Party. For clarity, a Distributor or a Licensee contractor permitted pursuant to Section 3.7 is not considered a SubLicensee.

1.55 “Territory” means worldwide.

1.56 “Third Party” means any Person other than Licensor and LICENSEE, and any Affiliates of Licensor and LICENSEE.

1.57 “United States” or “U.S.” means the United States of America including Puerto Rico and any U.S. territories and possessions.

1.58 “Valid Claim” means a claim of (i) an issued and unexpired patent, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which no appeal can be or has been taken and has not been held or admitted to be invalid or unenforceable through re-examination or disclaimer, opposition procedure, nullity suit or otherwise, or (ii) a pending patent application that has not been finally abandoned, finally rejected or expired.

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Additional Definitions. In addition to those terms defined above, definitions for each of the following terms are found in the body of this Agreement as indicated below:

1.59 “Field” shall mean all therapeutic uses related to treatment of diseases in humans.

1.60 “Improvements” shall mean any development, discovery or invention that is conceived, reduced to practice or otherwise developed by or on behalf of a Party, whether or not patentable, that is a modification, improvement or enhancement to, and is dominated by the claims of, the Patent Rights.

1.61 “Licensed Product” shall mean any product sold by or on behalf of Licensee, its Affiliates or its subLicensees under the applicable sublicense agreement, the manufacture, use or sale of which would infringe a valid claim within the Patent Rights in the country of such manufacture, use or sale but for the license granted herein.

1.62 “Licensor Know-How” shall mean any and all technical and scientific information, owned or controlled by Licensor as of the Effective Date and at any time during the Term to the extent that such information relates to the Licensed Technology as applicable to the Field, including, for example, ideas, discoveries, knowledge, know-how, data processes, procedures, methods, techniques, protocols, formulae, trade secrets, inventions (whether or not patentable), research tools, formulations, other physical, chemical or biological information, including without limitation improvements to such information.

1.63 “Patent Rights” shall mean any and all rights which are granted under any patents listed in Exhibit A, Patents which may issue on the applications listed in Exhibit A and all Patents hereafter filed, owned or controlled by Licensor that claim an Improvement dominated by the claims of one or more of the patent rights described above, each to the extent that they are applicable to the Field.

1.64 “Commercialization” or “Commercialize” means activities directed to marketing, promoting, research and development as required, manufacturing for sale, offering for sale, distributing, importing or selling a product, including sub-licensing or sub-contracting of these activities.

1.65 “Develop” or “Developments” shall mean pre-clinical and clinical research and development activities, including toxicology and other pre-clinical development efforts, stability testing, process development, pre-formulation, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including without limitation Clinical Trials), regulatory affairs, and regulatory approval and clinical study regulatory activities.

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1.66 “Term” shall mean 15 years.

1.67 “Quarter” means each of the four (4) thirteen (13) week periods; (i) commencing on January 1 of any calendar year.

1.68 “Net Sales” shall mean the gross amount billed or invoiced by Licensee, its Affiliate, or its subLicensees (“Seller”) in U.S. dollars for the final end-user sale or other disposition of Licensed Products, less the following deductions (to the extent such deductions are not already deducted from the amount billed or invoiced and to the extent such deductions are not otherwise recovered or reimbursed):

(a) actual amounts, net of recoveries, of any discounts, charge backs, rebates, allowances for bad debts or uncollectible amounts (provided that such amounts have been formally designated as such in accordance with Seller’s internal accounting procedures, consistently applied) and allowances actually taken;

(b) sales, use, value added and excise taxes, import and customs duties, tariffs, and any other similar government charges, taxes, duties or tariffs, directly imposed against gross sales and to the extent actually paid by or charged to the account of the Seller;

(c) freight, insurance, packaging and insurance costs and other transportation charges to the extent included in the sales price;

(d) amounts corresponding to usual and customary retroactive price reductions actually taken, and

(e) amounts corresponding to credits, allowances or deductions for returns, or rejected or damaged goods, defects, recalls, commissions, stocking allowances, or marketing and promotional expenses.

Notwithstanding the foregoing, “Net Sales” shall not include amounts (i) for any Licensed Product furnished to a third party for which payment (other than the cost of the Licensed Product) is not intended to be received, including, but not limited to, Licensed Products used in Clinical Trials and Licensed Products distributed as promotional and free goods or (ii) from sales or other dispositions of Licensed Products between Licensee and any of its Affiliates or between Licensee or any of its Affiliates and a subLicensee, unless such Affiliate or subLicensee, as the case may be, is an end-user of such Licensed Product.

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1.69 “First Commercial Sale” shall mean, with respect to each Licensed Product, the first sale of such Licensed Product by Licensee or its Affiliates or subLicensees to a third party for which payment has been received in any country in the Territory after all applicable required regulatory approvals have been granted by the applicable regulatory authority in such country.

1.70 “Territory” shall mean worldwide rights

1.71 “Licensed Technology" means (a) a pending or issued claim of the Patent Rights; and/or (b) the Know-How

ARTICLE 2

LICENSE GRANT

2.1 LICENSEE Patent Rights and LICENSEE Know-How.

2.1.1 Subject to all the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee a non-transferable (except in accordance with Section 15.4), exclusive license, with the right to sublicense in accordance with Section 2.2, under the Licensed Property and Licensed Patent Rights and Licensed Know-How set forth in Exhibit A attached hereto solely to the extent necessary to research, discover, Develop, make, have made, use, sell, offer to sell, export and import Licensed Compounds and/or Licensed Products in the Field in the Territory. For clarification, nothing in this Section 2.1 or this Agreement shall be interpreted as a grant of rights to make, have made, sell, use, co-formulate or use in combination a Licensed Compound with any molecule that is not a Licensed Compound and is proprietary to Licensor or its Affiliate or would require a license from Licensor with respect to the composition, method of use or manufacture of such other molecule (unless separately licensed from Licensor or its Affiliates with Licensor and its Affiliates being under no obligation, express or implied, to do so).

2.1.2 Subject to all the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee a non-transferable (except in accordance with Section 15.4), exclusive license for development of human based products, without the right to sublicense except to Licensee Affiliates and non-profit institutions solely for the purpose identified in Section 5.7), under patent rights and know-how Controlled by Licensor or its Affiliates covering the manufacture, composition of matter or method of use of the reagents and research tools set forth on Appendix 10 hereto, solely to the extent necessary to research, discover, Develop, make, have made, use, sell, offer to sell, export and import Licensed Compounds and/or Licensed Products in the Field in the Territory.

2.2 Sublicenses. Licensee shall have the right to grant Sublicenses with respect to the rights licensed to Licensee under Section 2.1: provided that, in each case (x) and (y), such Sublicenses are granted solely in accordance with this Section 2.2:

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2.2.1 Licensee shall have the right to enter into a Sublicense Agreement, provided that:

(a) such Sublicense Agreement shall refer to this Agreement and shall be subordinate to and consistent with the terms and conditions of this Agreement, and, shall not limit Licensee’s ability to fully perform all of its obligations under this Agreement (except to the extent assumed by SubLicensee but as to which Licensee remains responsible to Licensor for the performance thereof by the SubLicensee) or Licensor’s rights under this Agreement;

(b) in such Sublicense Agreement, the SubLicensee shall agree in writing to fully perform the terms and conditions of this Agreement applicable to the Licensee;

(c) promptly after the execution of such Sublicense Agreement, Licensee shall provide a copy of such Sublicense Agreement to Licensor, which copy may be redacted to remove confidential terms that are not necessary for Licensor to confirm the Sublicense Agreement’s compliance with, or calculations of Sublicense Revenues under the terms and conditions of this Agreement;

(d) Licensee shall remain primarily responsible and liable for performance of all of its obligations under this Agreement (even where sublicensed or assumed by a SubLicensee) and for compliance by its SubLicensees with applicable terms of this Agreement, including all payments due (including, without limitation, its payment obligations under Sections 11.1 and Articles 8 and 10 hereof) and the making of reports under this Agreement on account of its SubLicensees’ activities under the Sublicense Agreement, and shall use Commercially Reasonable Efforts to monitor such SubLicensee’s compliance with and to enforce the terms of such Sublicense Agreement;

(e) the SubLicensee shall assume and agree in writing to be bound by and comply with the applicable terms and conditions of this Agreement in the same manner as Licensee, including, without limiting the generality of the foregoing, the SubLicensee shall [ * ];

(f) such SubLicensees shall, except with prior written consent of Licensee and Licensor in each of their sole discretion and in any event in accordance with and subject to all of the terms and conditions of this Section 2.2 and all of the other terms and conditions of this Agreement;

(g) any Sublicense rights granted by Licensee in a Sublicense Agreement (to the extent such Sublicense rights are granted to Licensee in this Agreement) shall terminate effective upon the termination under Article 13 of the license from Licensor to Licensee with respect to such sublicensed rights, provided that such Sublicense rights shall not terminate if, as of the effective date of such termination under Article 13, the SubLicensee is not in material breach of its obligations to Licensee under its Sublicense Agreement, the SubLicensee was previously granted an exclusive Sublicense to Develop and Commercialize the Licensed Products or Licensed Compounds, and, within sixty (60) days of such termination, the SubLicensee agrees in writing to be bound directly to Licensor under a license agreement substantially similar to this Agreement with respect to the rights and obligations Sublicensed by Licensee to the SubLicensee under the Sublicense Agreement, substituting such SubLicensee (a “Surviving SubLicensee”) for Licensee. New agreement between former Sublicense (now licensee) and Licensor shall be negotiated on good faith independent from this agreement.

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(h) the provisions of this Section 2.2 shall also apply in the event of any subsequent amendment or modification of any such Sublicense Agreement; and

(i) Licensor shall be made an express third party beneficiary of the SubLicensee’s obligations under such Sublicense that relate to compliance with the applicable terms and conditions of this Agreement with the express right to enforce same directly against the SubLicensee or against Licensee as Licensor may elect .

2.2.2 For clarity, where provisions of this Agreement provide that Licensor shall be “solely” responsible or the like with respect to a matter (for example, Sections 5.4, 5.5, or 7.1), it is understood that such responsibilities may be carried out or borne on Licensee’s behalf by an Affiliate of Licensor or by a permitted SubLicensee or contractor of Licensee.

2.2.3 It shall be a material breach of this Agreement for Licensee to enter into any Sublicense hereunder not in compliance with this Section 2.2 without the prior written consent of Licensor.

2.3 No Trademark License. No right or license, express or implied, is granted to Licensee to use any trademark, trade name, trade dress, domain name, logos, slogans, or service mark owned or Controlled by Licensor or any of its Affiliates. Licensee, at its sole cost and expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with Licensed Products and its activities conducted pursuant to this Agreement, if any, and shall own and Control such trademarks.

2.4 No Implied Licenses. No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise. All such licenses and rights are or shall be granted only as expressly provided in this Agreement.

2.5 Retained Rights. All rights not expressly granted by a Party hereunder are reserved by such Party and may be used by such Party for any purpose. Nothing in this Agreement shall prevent (i) Licensor and its Affiliates from using for any purpose any Licensed Know-How that is in the public domain as of the Effective Date (or enters the public domain thereafter) and is not covered by a Valid Claim of a Licensed patent right or (ii) Licensor and its Affiliates from using for any purpose any Licensed Know-How that is in the public domain as of the Effective Date (or enters the public domain thereafter) and, subject to terms of this Agreement, is not covered by a Valid Claim of a Licensed Patent Right.

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ARTICLE 3

TRANSFER OF KNOW-HOW, IND AND PGX DATABASE; TECHNICAL ASSISTANCE

3.1 Documentation.

3.1.1 Licensor shall provide Licensee with electronic (or tangible embodiments, if electronic is not available) of the Know-How listed in Exhibit A within the period of time following the Effective Date and in the format set forth on Exhibit A including copies of originals of laboratory notebooks or pages thereof and, where required by Licensor to fulfill its duties under applicable Law, copies of manufacturing run and batch records required to be maintained by Licensor under applicable Law; provided that, with respect to Licensed Know-How contained in laboratory notebooks, Licensor shall only be required to provide Licensee with copies of those laboratory notebook pages (electronic copies, if they exist) that contain Licensed Know-How relating Licensed Products. Such documentation is Confidential Information of Licensor licensed in accordance with this Agreement and shall not be used by Licensee for any purpose other than for the discovery, research, manufacture, Development or Commercialization (including any import, manufacture, use, offer for sale, or sale) of Licensed Compounds and/or Licensed Products in accordance with this Agreement. Licensor shall be responsible for providing one (1) set of copies (electronic, where they exist) only and Licensee shall have no obligation to reformat or otherwise alter or modify any materials, or to create materials in electronic form, in order to provide them to Licensee. Any and all materials and other Licensed Productys and Licensed Know-How delivered to Licensee pursuant to this Section 3.1 are and shall remain the sole property of Licensor.

Without limiting the foregoing, if, within thirty (30) days after the Effective Date, if Licensee reasonably determines that there is additional, specific Licensed Know-How Controlled by Licensor and its Affiliates that existed as of the Effective Date that is reasonably necessary for the continued Development or manufacture (but only those manufacturing and formulation processes, techniques and trade secrets used by Licensor for making such Licensed Products as of the Effective Date) of any Licensed Product that has not been provided during the Know-How Transfer Period, then Licensee may request within such period that Licensor transfer to Licensee such additional Licensed Know-How and Licensor will endeavor to locate and provide same, provided that Licensor shall not be required to conduct an unreasonable search for any such additional Licensed Know-How. Licensor shall have no obligation to reformat or otherwise alter or modify any materials, or to create materials in electronic form, in order to provide them to Licensee.

3.1.2 Notwithstanding Sections 3.1.1 or 3.2, nothing herein shall require Licensor to transfer, disclose or provide to Licensee (i) any reagents, assays or other tangible biological or chemical materials that are not listed on Exhibit A and, (ii) any general information or know-how that should reasonably be known to a pharmaceutical company engaged in the research, development, manufacture or commercialization of small molecule ligands.

3.2 Technical Assistance. During the two year period following the Effective Date (the “TA Period”), Licensor shall reasonably cooperate with Licensee to provide transition and technical assistance to Licensee in order to understand and use the Licensed Know-How provided to Licensee under Section 3.1. Such cooperation shall include providing Licensee with reasonable access by teleconference or in-person at Licensor’s facilities (subject to Licensor’s customary rules and restrictions with respect to site visits by non-licensor personnel) to Licensor personnel who are appropriately qualified and experienced for such purpose, directly involved in the research and Development or manufacture of Licensed Products.

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3.6 Third Party Agreements. Licensor shall use Commercially Reasonable Efforts to promptly assign to Licensee any unexpired Third Party agreements solely and exclusively related to the research and non-clinical Development of the Licensed Compound set forth in Exhibit A and is assignable to Licensor without consent of such Third Party, provided, however, that if such Third Party agreement is not assignable to Licensee without the written consent of such Third Party, Licensor shall use Commercially Reasonable Efforts to obtain a consent to such assignment (but which shall not, for clarity, require Licensor to pay any termination fee or additional consideration to the other party to such agreement).

3.7 Licensor Contractors. For clarity, references to Licensor in Article 3 and Article 4 shall include Third Party contractors engaged by Licensor to perform services for the benefit of Licensor (i.e., Third Parties who receive limited rights to perform services similar to other parties on a basis and on terms customarily understood for a vendor, such as a contract manufacturing organization) who have entered into appropriate agreements protecting the confidentiality and proprietary nature of the Licensee Know-How, Licensed Compounds, technical data and information and other Transferred Materials (as defined below) in accordance with this Agreement, provided, that Licensor shall remain responsible and liable for the compliance by such individuals with the terms of this Agreement and shall use Commercially Reasonable Efforts to require such Third Parties to assign to Licensor any inventions and know-how relating to the License Compounds and Licensed Products that may be made or generated by them in the course of their services for Licensor.

ARTICLE 4

TRANSFER OF MATERIALS

4.1 Materials. Licensor shall initiate the transfer to Licensee (i) within the time period after the Effective Date those Licensed Compounds identified in Exhibit A, (any such materials that are actually transferred, the “Transferred Materials”). The Transferred Materials shall be transferred to Licensee at the location(s) designated by Licensee within 30 days after the Effective Date. Title and risk of loss shall be transferred to and borne by Licensor upon delivery of the Transferred Materials by Licensee to a common carrier for shipment to Licensor, and Licensor shall be responsible for any indirect taxes levied upon the transfer, including customs duties and import VAT if applicable.Other than the Transferred Materials, unless included within the scope of Licensor Know-How and identified on Exhibit A and subject to Section 3.2, Licensor shall have no obligation to provide Licensee with any compounds or other materials, such as assays or biomaterials, under this Agreement.

ARTICLE 5

DEVELOPMENT

5.1 Development. Licensee shall itself or through its Affiliates or SubLicensees use Commercially Reasonable Efforts to Develop Licensed Products for Approval in the Major Market Countries, including by (i) setting forth in the Development Plan a program of Development activities and reasonable estimated timelines therefor for each phase of pre-clinical and clinical Development for Licensed Compounds and Licensed Products (it being understood that such Development Plan may be revised as a result of input from Regulatory Authorities and data generated by Licensee as it Develops Licensed Products), and (ii) assigning appropriately qualified and experienced personnel to perform and monitor the progress of, or overseeing Third Parties who perform, such Development activities on an on-going basis. The initial Development Plan as of the Effective Date is attached hereto as Exhibit A-1. During the Term, Licensee shall promptly provide Licensor no later than January 31 of each Calendar Year with a copy of the revised Development Plan (such annual updates to the Development Plan may be provided as part of the Development Report outlined in Section 5.2). Licensee shall notify Licensor of any material change (including any material delay in Development or Commercialization of Licensed Product) to the Development Plan last provided to Licensor within thirty (30) days after becoming aware of such material change and the reasons therefor.

5.2 Development Reports. Licensee shall provide Licensor with written Development reports on or before January 31 of each Calendar Year during the term of Development activities summarizing such activities in sufficient detail to enable Licensor to determine Licensee’s compliance with its diligence obligations in Section 5.1. Such reports shall include without limitation (a) the research and other Development activities accomplished by Licensee under the existing Development Plan through the end of the immediately preceding Calendar Year with respect to Licensed Compounds and Licensed Products, and (b) updates on Licensee’s progress against the existing Development Plan; provided, however, that the first such report shall be due on or before January 31, 2017. If any such Development obligations have been sublicensed to a SubLicensee, Licensor shall require the SubLicensee to provide to Licensor the same information as required of Licensee hereunder with respect to the progress of the Development of Licensed Compounds and Licensed Products by such SubLicensee. If requested by Licensor, Licensee (and, if applicable, SubLicensee) personnel who prepared the report will meet with Licensor (which may be by teleconference) to discuss and answer any reasonable questions or comments that Licensee might have on the report and Licensee’s (and, if applicable, each of its SubLicensee’s) Development activities.

5.3 Records. Licensee shall maintain complete and accurate records of all work conducted in furtherance of the research, Development and Commercialization of the Licensed Products and all results, data and developments made in furtherance thereof to the extent required under applicable Laws. Such records shall properly reflect all work done and results achieved in sufficient detail and in good scientific manner to the extent required under applicable Laws.

5.4 Development Responsibilities and Costs. As between the Parties, Licensee shall have sole responsibility for, and shall bear the cost of conducting, research and Development with respect to the Licensed Compounds and/or Licensed Products. Licensee shall research and Develop the Licensed Compounds and/or Licensed Products in compliance with all applicable Laws, including all legal and regulatory requirements pertaining to the design and conduct of clinical studies.

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5.5 Regulatory Responsibilities and Costs. As between the Parties, Licensor shall have sole responsibility for, and shall bear the cost of preparing, all regulatory filings and related submissions with respect to the Licensed Compounds and/or Licensed Products. Except as set forth in Article 13, Licensor shall own all INDs, Approvals and submissions in connection therewith and all Approvals shall be obtained by and in the name of Licensor.

5.6 Competitive Compound.

5.6.1 For five (5) years after the Effective Date, neither Licensee nor its Affiliates (nor any SubLicensee of Licensee or any Affiliate of such SubLicensee) shall itself or through any Third Party, or in collaboration with any Third Party, engage, directly or indirectly in the clinical Development or Commercialization of a Competitive Compound.

5.6.2 Notwithstanding Section 5.6.1, if Licensee or any of its Affiliates, either through its own development efforts or by acquisition, or obtains ownership of or a license to, or is acquired by or otherwise merges with an entity (or an Affiliate of such entity) that owns or has a license to, a Competitive Compound, in all such cases that would result in a violation of Section 5.6.1 (any such event, a “Triggering Event”), then Licensee shall promptly notify Licensor in writing and elect (as applicable) one of the following actions within 10 days after such Triggering Event:

(a) divest itself of such Competitive Compound and notify Licensor in writing of such divestiture, which divestiture may occur by an outright sale to a Third Party of all of Licensor’s and its Affiliate’s rights to such Competitive Compound or by an outlicense arrangement under which Licensor has no continuing active involvement in the development or commercialization of such Competitive Compound (for clarity, efforts in connection with (i) the receipt and audit of payments in respect of the Competitive Compound, (ii) the maintenance, defense and enforcement of any applicable licensed patents, and (iii) the receipt of information to ensure compliance with the applicable agreement (including efforts to enforce or terminate same, or seek damages, for breach) shall not constitute continuing active involvement). Licensor shall use Commercially Reasonable Efforts to complete such divestiture within 10 days after the applicable Triggering Event. If Licensee is unable to complete the divesture within such 10 day period, Licensee may continue to divest such Competitive Compound thereafter, provided, that Licensee or its Affiliate shall cease the Development and Commercialization of the Competitive Compound prior to the end of such 30 day period and shall not restart the Development and Commercialization of the Competitive Compound thereafter (and if such Development or Commercialization is restarted, then Licensor may immediately terminate this Agreement upon written notice to Licensee). For clarity, Licensee’s (or its Affiliates’) Development and Commercialization of the Competitive Compound in the ordinary course during such 30 day period shall not be deemed a breach of Licensee’s exclusivity obligations set forth herein; or

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(b) Licensor shall notify LICENSEE in writing whether Licensor desires to negotiate terms under which the Competitive Compound would be included as a Product within this Agreement. If the Parties can agree and execute a binding agreement, within 30 days after notice from Licensor electing this option, on the terms for including the Competitive Compound as a Product within this Agreement and Licensor’s Commercially Reasonable Efforts obligations under Sections 5.1 and 6.1, then Licensee shall not be deemed in breach of Section 5.6.1.. If the Parties are unable to reach written agreement during the applicable time period, or if the Licensee refuses to divest the Competitive Compound, then the Licensor may elect to terminate this Agreement pursuant to Section 13.3.2 hereof.

ARTICLE 6

COMMERCIALIZATION

6.1 Licensor Obligations. Licensee shall use Commercially Reasonable Efforts to (i) obtain Approvals in each Major Market Country for at least one Licensed Product, (ii) effect the First Commercial Sale of each Licensed Product for which such Approvals are obtained into each Major Market Country as soon as reasonably practicable after receipt of such Approvals and (iii) Commercialize each such Licensed Product in each such Major Market Country following such First Commercial Sale therein with the goal of maximizing the Net Sales of such Licensed Product in such Major Market Country.

6.2 Reports. Following the First Commercial Sale of a Licensed Product in a country in the Territory, Licensee shall provide Licensor with a written report within thirty (30) days of the filing of the Licensor Annual Report with the U.S. Securities and Exchange Commission (or if no such report is filed, then within 30 days after the end of a calendar year), summarizing significant Commercialization activities with respect to Licensed Products during the just ended Calendar Year in countries in which there has been a First Commercial Sale of a Licensed Product. If requested by Licensor, Licensee personnel who prepared the report will meet with Licensor, which may be by teleconference, to discuss and answer any questions or comments that Licensor might have on the report and Licensee’s Commercialization activities.

ARTICLE 7

7.1       Omitted

ARTICLE 8

FINANCIAL TERMS

In partial consideration of the rights granted by Licensor to Licensee pursuant to this Agreement, Licensee shall make the payments provided for in this Article 8.

8.1 Initial Payment. No initial payment is required by Licensor from Licensee..

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8.2 Milestone Payments.

8.2.1 Development Milestones. Licensee shall pay to Licensor milestone payments set forth in Exhibit B.

8.2.2 Sales-Based Milestones. Licensee shall pay to Licensor such payments as set forth in Exhibit B.

8.3 Sublicense Revenue Sharing. In addition to the milestones and royalty payments set forth in Sections 8.2 and 8.4, Licensee shall pay to Licensor revenue sharing payments as set forth in Exhibit B.

8.4 Royalty Payments.

8.4.1 Subject to the terms of this Agreement Licensee shall pay to Licensor tiered royalties based on the total annual worldwide Net Sales in the Territory of each Licensed Products (including all indications and formulations for such Licensed Product) by Licensee, its Affiliates and Sub-Licensees during the applicable Royalty Term for such Licensed Product. The royalty payable with respect to each particular Licensed Product shall be calculated by multiplying the applicable royalty rate below by the portion of total annual worldwide Net Sales in the applicable tier in a Calendar Year of the applicable Licensed Product by Licensee, its Affiliates and Sub-Licensees, as set forth in Exhibit B

8.4.2 Royalty Term. Royalties shall be payable on a product-by-product and country-by-country basis on Net Sales of Licensed Products from the First Commercial Sale of a particular Licensed Product in a country as set forth in Exhibit B.

8.4.3 Royalty Conditions. The royalties under Section 8.4.1 shall be subject to the following conditions:

(a) only one royalty shall be due with respect to the same unit of Licensed Product;

(b) no royalties shall be due upon the sale or other transfer among any Related Party, but in such cases the royalty shall be due and calculated upon the Related Party’s Net Sales of Licensed Product to the first non-Related Party; and

(c) no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by any Related Party as part of an expanded access program or as bona fide samples or as donations to non-profit institutions or government agencies for non-commercial purposes or for the performance of clinical trials, provided, in each case, that such Related Party does not receive any payment for such Licensed Product exceeding the cost of goods.

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8.4.4 Royalty Reduction. There is no royalty reduction in the event (i) Licensee, in its reasonable judgment, determines that it is required to obtain a license from any Third Party in order to avoid infringement of such Third Party’s Patent Rights as a result of the Development or Commercialization (but excluding manufacturing) of any Licensed Product, (ii) such Patent Rights cover or claim the composition or method of use of a Licensed Product, and (iii) Licensee is required to pay to such Third Party a royalty, milestone payments or other monetary compensation in consideration for the grant or maintenance of such license (“Third Party Compensation”).

8.4.5 Forecast. Licensee shall provide on or before September 30 of each Calendar Year a non-binding good faith forecast of sales, royalties and milestones for the entire current and next Calendar Year.

8.4.6 Effect of Patent Challenge. In the event Licensee (or any of its Affiliates or Sub-Licensees) challenges or knowingly assists (other than in response to a subpoena or court order), including without limitation by providing information, documents, advice, and/or funding, a challenge to the validity, scope, patentability or enforceability of any of the Licensor Patent Rights, Licensor may immediately terminate the license.

8.5 Manner of Payment. All payments to be made by Licensee under this Agreement shall be made in U.S. Dollars by wire transfer of immediately available funds to such bank account as shall be designated by Licensor. Late payments shall bear interest at the rate provided in Section 8.10.

8.6 Sales Reports and Royalty Payments. After the First Commercial Sale of a Licensed Product and during the term of this Agreement, Licensee shall furnish to Licensor a written report, within thirty (30) days after the end of each Calendar Quarter (or portion thereof, if this Agreement terminates during a Calendar Quarter), showing the amount of royalty due for such Calendar Quarter (or portion thereof). Royalty payments for each Calendar Quarter shall be due at the same time as such written report for the Calendar Quarter. With each quarterly payment, Licensor shall deliver to Licensor a full and accurate accounting to include at least the following information:

8.6.1 the total gross sales for each Licensed Product (by country) by Licensee and its applicable Related Parties, if any, and the calculation of Net Sales from such gross sales;

8.6.2 the deductions by category of permitted deductions set forth in the Net Sales definition;

8.6.3 the total Net Sales for each Licensed Product (by country) by Licensee and its applicable Related Parties, if any, and the calculation of Net Sales from such gross sales;

8.6.4 the calculation of royalties payable in Dollars which shall have accrued hereunder in respect of such Net Sales;

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8.6.5 withholding taxes, if any, required by applicable Law to be deducted in respect of such royalties; and

8.6.6 the exchange rates used in determining the amount of Dollars payable hereunder.

If no royalty or payment is due for any royalty period hereunder, Licensee shall so report.

8.7 Sales Record Audit.

8.7.1 Licensee shall keep, and shall cause each of its applicable Related Parties, if any, to keep, complete, true and accurate books of accounts and records in accordance with GAAP, including gross sales in accordance with GAAP and any deductions thereto in accordance with this Agreement’s Net Sales definition in connection with the calculation of Net Sales, sufficient to determine and establish the amounts payable incurred under this Agreement, and compliance with the other terms and conditions of this Agreement.

8.7.2 Such books of accounting of Licensee and its Affiliates shall be kept at their principal place of business and, with all necessary supporting data and records, shall during all reasonable times for the next 12 months following the end of the Calendar Year to which each shall pertain, be open for inspection at reasonable times by an independent certified public accountant selected by Licensor and as to which Licensee has no reasonable objection, at Licensor’s expense, for the purpose of verifying royalty statements and payments for compliance with this Agreement for any period within the preceding three (3) years.

8.7.3 Licensee shall include in its Sublicense Agreements with any Sub-Licensees, a right for Licensee to inspect or have such an accountant inspect the books of accounting and such supporting data and records of such Sub-Licensees for the purpose of verifying royalty statements and payments for compliance with this Agreement for any period within the preceding three (3) years.

8.7.4 Results of any inspection under Section 8.7.2 or 8.7.3 shall be made available to both Licensor and Licensee, and shall be deemed Licensor’s Confidential Information under this Agreement; provided that the independent, certified public accountant shall disclose to Licensor only the amounts that the independent auditor believes to be due and payable hereunder to Licensor, details concerning any discrepancy from the amount paid (including the reasons therefor) and the amount due, and shall disclose no other information revealed in such audit.

8.7.5 Such accountant must have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to Licensor such compliance or noncompliance by Licensee, its Affiliates or Sub-Licensees (who must agree in the Sublicense Agreement that such audit report may be disclosed to Licensor). The results of each inspection, if any, shall be binding on both Parties. Licensor shall pay for such inspections. Any underpayments shall be paid by Licensee within three (3) months after notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods.

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8.8 Currency Exchange. Licensee’s then current standard exchange rate methodology will be employed for the translation of foreign currency sales into Dollars, provided such methodology is used by Licensee in the translation of its foreign currency operating results, is consistent with GAAP, and is audited by Licensee’s independent certified public accountants in connection with the audit of the consolidated financial statements of Licensee, and is used for Licensee’s external reporting of foreign currency operating results.

8.9 Taxes.

8.9.1 Each Party will pay any and all taxes levied on account of all payments it receives under this Agreement.

8.9.2 If laws or regulations require that taxes be withheld with respect to any royalty payments by Licensee to Licensor under this Agreement, Licensor will: (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to Licensor on a reasonable and timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with applicable Laws. Licensor will pay any and all taxes levied on account of all payments it receives under this Agreement.

8.9.3 The Parties shall cooperate in accordance with applicable Laws to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement

8.10 Interest Due. Without limiting any other rights or remedies available to Licensor, Licensee shall pay Licensor interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of ten percent (10%) per annum (simple interest) or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

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ARTICLE 9

REPRESENTATIONS AND WARRANTIES; DISCLAIMER;

LIMITATION OF LIABILITY

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date: (i) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, (ii) execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized, (iii) this Agreement has been duly executed and delivered on behalf of such Party, and is legally binding and enforceable on each Party in accordance with its terms, (iv) the performance of this Agreement by it does not create a breach or default under any other agreement to which it is a Party, (v) the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party, (vi) no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements, and (vii) neither such Party, nor any of its employees, officers, subcontractors, or consultants who have rendered services relating to the Licensed Compounds: (a) has ever been debarred or is subject to debarment or convicted of a crime for which an entity or person could be debarred by the FDA under 21 U.S.C. Section 335a or (b) has ever been under indictment for a crime for which a person or entity could be so debarred.

9.2 Representations, Warranties, and Covenants of Licensor. Except as set forth in Exhibit C to this Agreement:

9.2.1 Licensor represents and warrants to Licensee that, as of the Effective Date:

(a) there is no pending litigation, or litigation that has been threatened in writing, which alleges, or any written communication alleging, that Licensor’s activities with respect to the research, Development or manufacture of the Licensed Compounds prior to the Effective Date have infringed or misappropriated, or would infringe or misappropriate, any of the intellectual property rights of any Third Party, and to Licensor’s Knowledge, the research, Development or manufacture of the Licensed Compounds prior to the Effective Date did not infringe or misappropriate any Third Party rights.

(b) no Third Party has challenged in writing the ownership, scope, duration, validity, enforceability, priority or right to use any Licensor Patent Rights (including, by way of example, through the institution of or written threat of institution of interference, inter partes review, reexamination, protest, opposition, nullity or similar invalidity proceeding before the United States Patent and Trademark Office or any foreign patent authority or court) or Licensor Know-How,

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(c) there is no actual, pending, or, to Licensor’s Knowledge, alleged or threatened in writing, adverse interferences or governmental investigations or suits involving the Licensed Compounds;

(d) no Licensor Patents or Licensor Know-How has been licensed to Licensee from any Third Party that Licensor does not Control and which is material to the Development of the Licensed Compound as contemplated by the Development Plan;

(e) to Licensor’s Knowledge, it has complied with all applicable Laws in the Development of the Licensed Compounds prior to the Effective Date;

(f) except for the patent and patent applications that have been abandoned prior to the Effective Date, all fees required to be paid by Licensor in any jurisdiction in order to maintain the Patent Rights licensed to Licensee hereunder have, to Licensor’s Knowledge, been timely paid as of the Effective Date and, to Licensor’s Knowledge, the claims included in any issued patents included in such Patent Rights are in full force and effect as of the Effective Date;

(g) Licensor has full unencumbered title to the Transferred Material and sufficient right under the Licensed Patent Rights and Licensor Know-How to grant the licenses to Licensee as purported to be granted hereunder, and has not previously assigned, transferred, conveyed, or granted any license or other rights to its right, title and interest in the Licensed Patent Rights or the Licensor Know-How, in any way that would materially conflict with or materially limit the scope of any of the rights or licenses granted to Licensor hereunder;

(h) Licensor solely owns all the rights, title and interest in the Licensed Patent Rights and the Licensed Patent Rights are free of any lien or security interest;

(i) except as set forth in Exhibit A, Licensor and its Affiliates do not own or control any other Patent Rights that are necessary or, to Licensor’s Knowledge and reasonable belief as of the Effective Date, reasonably useful to carry out the Development (including manufacture) of Licensed Compounds and/or Licensed Products as contemplated by the Development Plan attached as Exhibit B hereto; and

(j) subject to Section 3.1.2, to Licensor’s Knowledge, the documents, data and information that are included in the Licensor Know-How transferred to Licensee pursuant to Section 3.1 comprise all of the Know-How Controlled by Licensor that is reasonably necessary for the manufacture of Licensed Property.

9.2.2 Licensor covenants that it shall not license, sell, assign or otherwise transfer to any person (including any Affiliate of Licensor) any Licensed Property or any Licensed Know-How, or assign or otherwise transfer any of its rights or obligations thereunder to any person (including any Affiliate of Licensor) (or offer or agree to do any of the foregoing) in any manner that would have a material adverse impact on the rights granted to Licensee under this Agreement, except to the extent permitted by, and in compliance with, Section 15.4.

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In addition, Licensor hereby covenants and agrees that after the Effective Date Licensor shall use commercially reasonable efforts to not incur or permit to exist (and to cause each of its Affiliates not to incur or permit to exist), with respect to any Licensed Property or any Licensed Know-How, any lien, encumbrance, or security interest (including in connection with any indebtedness) in any manner that would have a material adverse impact on the rights granted to Licensee under this Agreement, except to the extent permitted by, and in compliance with, Section 15.4.

9.3 Representations and Warranties of Licensee. Licensee represents, warrants and covenants that:

9.3.1 it shall not engage in any activities that use the Licensed Patent Rights and/or Licensed Know-How in a manner that is outside the scope of the license rights granted to it hereunder,

9.3.2 all of its activities related to its use of the Licensed Patent Rights and Licensed Know-How, and the research, Development and Commercialization of the Licensed Compounds and/or Licensed Products, pursuant to this Agreement shall comply with all applicable Law,

9.3.3 Licensor shall have all licenses that are necessary in order for the manufacture, use or sale of such Licensed Product not to infringe the intellectual property of any Third Party known to Licensor as of such date, but excluding licenses applicable to any Third Party issued patents for which Licensor shall have obtained a well-reasoned, written opinion of an outside patent attorney that Licensor’s activities under the scope of this Agreement are not reasonably likely to infringe any Valid Claim of such Third Party issued patent, and

9.3.4 Licensor shall make available funds necessary to consummate the transaction contemplated by this Agreement and to Develop and Commercialize the Licensed Compounds and Licensed Products in accordance with the terms of this Agreement.

9.4 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY LICENSED COMPOUNDS, LICENSED PRODUCTS, TRANSFERRED MATERIALS, THE LICENSEE PATENT RIGHTS OR LICENSEE KNOW-HOW OR ANY RIGHT OR LICENSE GRANTED BY LICENSEE HEREUNDER, AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY LICENSEE THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE LICENSEE PATENT RIGHTS ARE VALID OR ENFORCEABLE OR THAT USE OF THE LICENSEE PATENT RIGHTS, LICENSEE KNOW-HOW AND TRANSFERRED MATERIALS CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

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9.5 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS), AND IN ANY CASE, LICENSEE SHALL NOT BE LIABLE FOR ANY DAMAGES OF ANY KIND (INCLUDING DIRECT DAMAGES) IN AN AMOUNT GREATER THAN THE AMOUNTS PAID BY LICENSOR TO LICENSEE UNDER SECTIONS 8.1 AND 8.2 OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO ANY BREACH BY A PARTY OF ARTICLE 11 HEREOF, TO A BREACH BY LICENSOR OF SECTION 5.6, WILLFUL MISCONDUCT BY A PARTY, OR FOR AMOUNTS SOUGHT BY THIRD PARTIES IN CLAIMS THAT ARE SUBJECT TO THE PARTIES’ RESPECTIVE INDEMNITY OBLIGATIONS UNDER ARTICLE 12. FOR THE AVOIDANCE OF DOUBT, ANY DAMAGES IN THE NATURE OF LOST ROYALTIES TO LICENSEE SHALL BE CONSIDERED DIRECT DAMAGES.

ARTICLE 10

PATENT MAINTENANCE; INFRINGEMENT; PATENT EXTENSIONS

10.1 Inventions. Inventorship of inventions conceived or reduced to practice in the course of Development activities under this Agreement shall be determined by application of United States patent Laws pertaining to inventorship. If such inventions are jointly invented in the course of Development activities by one or more employees or consultants or contractors of both Parties, such inventions shall be jointly owned (“Joint Invention”), and if one or more claims included in an issued patent or pending patent application which is filed in a patent office in the Territory claim such Joint Invention, such patent or patent application shall be jointly owned (“Joint Patent Rights”). If such an invention is solely invented by an employee or consultant of a Party, such invention shall be solely owned by such Party, and any patent filed claiming such solely owned invention shall also be solely owned by such Party. This Agreement shall be understood to be a joint research agreement in accordance with 35 U.S.C. § 102(c) to develop the Licensed Property. Each Party shall enter into binding agreements obligating all employees and consultants performing activities under or contemplated by this Agreement, including activities related to the Licensed Property, Licensed Compounds or Licensed Products, to assign his/her interest in any invention conceived or reduced to practice in the course of such activities to the Party for which such employee or consultant is providing its services. With respect to contractors, Licensor shall use good faith and reasonable efforts to secure an agreement from such contractor to assign or license (with the right to sublicense) to Licensor inventions (and patent rights covering such inventions) made by such contractor in performing such services for Licensor.

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10.2 Filing, Prosecution and Maintenance of Licensor Patent Rights. Licensor will have lead responsibility, using its in-house patent counsel or outside patent counsel selected by Licensor (such determination and outside patent counsel selection to be subject to Licensee’s approval, such approval not to be unreasonably withheld), for the preparation, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of the Licensed Patent Rights. Licensor shall be responsible for the costs incurred with respect to the filing, prosecution and maintenance of the Licensed Patent Rights. Licensor shall provide Licensee with quarterly updates of the filing, prosecution and maintenance status for each of the Licensed Property and Licensed Patent Rights, and shall promptly provide copies of any material official correspondence to or from patent offices. The Parties shall reasonably consult with each other and cooperate with respect to the preparation, prosecution and maintenance of the Licensed Patent Rights, including by providing assistance as described in Section 3.2, and will confer regarding where to prosecute the Licensed Patent Rights. Licensee shall not take any action during prosecution and maintenance of the Licensed Patent Rights that would materially adversely affect them (including reduction in claims scope), without Licensor’s prior express written consent (which consent shall not be unreasonably withheld, delayed or conditioned and shall be considered to be given if Licensee notifies Licensor of proposed claim amendments or cancellations and Licensor fails to object within 30 days of such notification). Licensee may file a notice with governmental patent offices of the exclusive license to the Licensor Patent Rights granted to Licensee hereunder. Post-grant proceedings involving the Licensor Patent Rights, including oppositions, cancellations, inter partes review, and the like, shall be conducted by Licensor at the expense of Licensor, and Licensor shall promptly notify Licensee of the initiation of such proceeding (or vice versa) and Licensor shall give Licensee the opportunity to participate, at the sole expense of Licensee, and Licensor shall also participate and appear as necessary under the applicable rules governing the proceeding. Any settlement or compromise of such post-grant proceeding shall be subject to the approval of Licensor, which approval shall not be unreasonably withheld, delayed or conditioned.

10.3 Patent Abandonment.

10.3.1 The Parties will confer and must mutually agree before any of the Licensed Property, Licensed Patent Rights or both of them may be abandoned in any Major Market Country; provided that Licensee shall not unreasonably withhold, delay or condition its consent to a request by Licensor to abandon a Licensed Property, Licensed Patent Right or both of them if such abandonment will not adversely affect the amount or duration of any royalty payable to Licensor hereunder. Licensor shall provide Licensee with notice of the allowance and expected issuance date of any patent within the Licensed Property and Licensed Patent Rights, or any of the deadline for filing a new patent application, and Licensor shall provide Licensee with prompt notice as to whether Licensor desires Licensee to file such new patent application.

10.3.2 Subject to Section 10.3.1, in the event that Licensor decides either (a) not to continue the prosecution or maintenance of a patent application or patent within the Licensed Patent Rights in any country, or (b) not to file any new patent application requested to be filed by Licensor, Licensor shall provide Licensee with express written notice of this decision at least thirty (30) days prior to any pending lapse or abandonment thereof, or if a decision not to continue prosecution or maintenance is responsive to an official communication from governmental agency that is received by Licensor less than thirty (30) days prior to a deadline for taking action in response thereto, then the deadline for giving such notice to Licensee shall be ten (10) days of the time remaining for response after such communication is received by Licensor. In such event, provided that the Parties have not expressly agreed to abandon a patent or not file a patent application under Section 10.3.1, then Licensor shall provide Licensee with an opportunity to assume responsibility for all external costs reasonably associated with the filing and/or further prosecution and maintenance of such patent application and any patent issuing thereon (such filing to occur prior to the issuance of the patent to which the application claims priority or expiration of the applicable filing deadline, as set forth above). In the event that Licensee assumes such responsibility for such filing, prosecution and maintenance costs, Licensor shall transfer the responsibility for such filing, prosecution and maintenance of such patent applications and patents to Licensee and Licensee shall no longer have any right or license in and to such patent application and patents issuing therefrom under this Agreement.

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10.4 Enforcement of Licensor Patent Rights against Infringers.

10.4.1 Enforcement by Licensor. In the event that Licensor or Licensee becomes aware of a suspected infringement of any Licensed Property, Licensed Patent Right or any of them in the Field, including actual or alleged infringement under 35 USC §271(e)(2) that is or would be infringing activity involving the using, making, importing, offering for sale or selling of articles that the Party reasonably believes infringes any of the Patent Rights conferred under this Agreement, such Party shall notify the other Party promptly, including all information available to such Party with respect to such alleged infringement, and following such notification, the Parties shall confer. Licensee shall have the first right, but shall not be obligated, to bring an infringement action for suspected infringement in the Field at its own expense, in its own name and entirely under its own direction and control, subject to the following: (a) Licensor shall reasonably assist Licensee (at Licensee’s expense) in any action or proceeding being prosecuted for suspected infringement in the Field if so requested, including by being named or joined as a plaintiff to such actions or proceedings if requested by Licensee or required by Law, (b) Licensor shall have the right to participate and be represented in any such suit by its own counsel at its own expense, (c) no settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of any Licensed Property, Licensed Patent Right or any of them in the Field may be entered into by Licensee without the prior written consent of Licensor, which consent shall not be unreasonably withheld, delayed or conditioned, and further, no settlement of any such action or proceeding which pertains to the infringement of the Licensor Patent Rights by virtue of the Development or Commercialization of a Licensed Compound in the Field by a Third Party that is not a Sub-Licensee may be entered into by Licensee without the prior written consent of Licensor, which consent shall not be unreasonably withheld, delayed or conditioned.

10.4.2 Timing; Enforcement by Licensee. Licensee will have a period of thirty (30) days after its receipt or delivery of notice and evidence pursuant to Section 10.4.1 or receipt of written notice from a Third Party that reasonably evidences such infringement of the Licensed Patent Rights, to elect to so enforce such Licensed Patent Rights in the applicable jurisdiction (or to settle or otherwise secure the abatement of such infringement in accordance with Section 10.4.1), provided however, that such period will be (i) more than ten (10) days to the extent applicable Law prevents earlier enforcement of such Licensed Patent Right (such as the enforcement process set forth in or under the Hatch-Waxman Act), and provided further that if such period is extended because applicable Law prevents earlier enforcement, Licensee shall have until the date that is fifteen (15) days following the date upon which applicable Law first permits such proceeding, and (ii) less than thirty (30) days to the extent that a delay in bringing such proceeding against such alleged Third Party infringer would materially limit or compromise the remedies (including monetary relief, and stay of regulatory approval) available against such alleged Third Party infringer. In the event Licensee does not so elect (or settle or otherwise secure the abatement of such infringement) before the first to occur of (A) the expiration of the applicable period of time set forth in the preceding subsections (i) and (ii), or (B) other such time as identified in writing to Licensee from Licensor before the expiration of any time period under applicable Law, that would, if a proceeding was not filed within such time period, limit or compromise the remedies available from such proceeding, it will so notify Licensor in writing and in the case where Licensor then desires to commence a suit or take action to enforce the applicable Licensed Patent Right in the applicable jurisdiction, Licensor will thereafter have the right to commence such a suit or take such action to enforce the applicable Licensed Patent Right, as applicable, at Licensor’s expense, provided that Licensor shall first consult with Licensee concerning the reasons Licensee elected not to bring such action and shall consider those reasons in good faith in deciding whether to bring such action. Licensee shall reasonably assist Licensor (at Licensor’s expense) in any action or proceeding being prosecuted if so requested, including by being named or joined as a plaintiff to such actions or proceedings if requested by Licensor or required by Law. Licensee shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a Licensed Patent Right may be entered into by Licensor without the prior written consent of Licensee, which consent shall not be unreasonably withheld, delayed or conditioned.

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10.4.3 Withdrawal. If either Party brings an action or proceeding under this Section 10.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 10.4.

10.4.4 Damages. In the event that either Party exercises the rights conferred in this Section 10.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all reasonable out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys’ fees.

10.5 Infringement of Third Party Rights

10.5.1 The Parties will promptly notify each other of any allegation that any activity under this Agreement infringes or may infringe the intellectual property rights of any Third Party.

10.5.2 In any legal allegation related to the infringement of a Third Party intellectual property right, Licensor will have the first right to control, at its expense, the defense of such allegation. Licensor will have the right, at its own expense and with its own choice of counsel, to be represented in the defense of the allegation.

10.5.3 The Parties will reasonably cooperate with each other in all respects with all matters related to the defense of any legal allegation under this section.

10.6 Patent Term Extensions. Licensee and Licensor shall each reasonably cooperate with one another and shall use Commercially Reasonable Efforts in obtaining patent term extension (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to Patent Rights covering the Licensed Products. If elections with respect to obtaining such patent term extensions are to be made, Licensor shall have the right, at its discretion, to make the election to seek patent term extension or supplemental protection with respect to the Patent Right for which such extension or supplemental protection should be sought, provided that Licensee shall use Commercially Reasonable Efforts to make such election so as to maximize the period of marketing exclusivity for the Licensed Product. For such purpose, for all Approvals Licensor shall provide Licensee with written notice within thirty (30) calendar days following receipt of each Approval. Notification of the receipt of an Approval shall be in accordance with Section 15.2 except that the notification shall be sent to:

Regen BioPharma Inc.

4700 Spring Street, Suite 304

La Mesa, CA 91942

CheckPoint Immunology Inc.

4700 Spring Street, Suite 304

La Mesa, CA 91942

10.7 Notification of Patent Certification. Licensee shall notify and provide Licensor with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a Licensed Patent Right by a Third Party filing a bioequivalent or biosimilar application or other similar patent certification or filing, and any foreign equivalent thereof. Such notification and copies shall be provided to Licensor within ten (10) calendar days after Licensee receives such certification, and shall be sent to the address set forth in Section 10.6. In addition, upon request by Licensor, Licensee shall provide reasonable assistance and cooperation (including making available to Licensor documents possessed by Licensee that are reasonably required by Licensor and making available personnel for interviews and testimony), at Licensor’s cost, in any actions reasonably undertaken by Licensor to contest any such patent allegation or certification.

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10.9 No Conflict Actions. Licensor shall not be required to take any action that Licensor reasonably determines in its sole judgment and discretion conflicts with or violates any court or government order or decree that Licensee is then subject to or otherwise may create legal liability on the part of Licensee.

10.10 Assignment of Licensed Patent Rights to a Licensor Affiliate. Notwithstanding any provision in this Agreement to the contrary, Licensor shall have the right to transfer or assign ownership of any Licensed Patent Rights to a Licensor Affiliate as long as any such transfer or assignment is made expressly subject to and assumption in writing of the rights, obligations and licenses granted to Licensor under this Agreement. Licensor shall remain responsible for the compliance by such Affiliate with the terms of this Agreement.

ARTICLE 11

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

11.1 Nondisclosure. Each Party agrees that, for so long as this Agreement is in effect and for a period of five (5) year thereafter, a Party receiving Confidential Information of the other Party (or that has received any such Confidential Information from the other Party prior to the Effective Date under the CDA) shall (i) maintain in confidence such Confidential Information using not less than the efforts such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, except for disclosures expressly permitted below, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement (which includes the performance of its obligations and the exercise of its rights under this Agreement, but it being understood that this clause (iii) shall not create or imply any rights or licenses not expressly granted under Article 2).

11.2 Exceptions. The obligations in Section 11.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent proof:

11.2.1 is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

11.2.2 was known to the receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the disclosing Party; or

11.2.3 is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and is disclosed without any obligation to keep it confidential or any restriction on its use; or

11.2.4 is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party, other than through the receiving Party’s breach of its confidentiality obligations set forth herein; or

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11.2.5 has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the disclosing Party.

11.3 Authorized Disclosure. The receiving Party may disclose Confidential Information belonging to the other Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

11.3.1 filing or prosecuting patents as set forth in this Agreement;

11.3.2 Licensor’s research, Development or Commercialization (including any import, manufacture, use, offer for sale, or sale) activities, including Licensor’s regulatory filings, with respect to Licensed Compounds and/or Licensed Product, including any Approvals or applications therefor;

11.3.3 prosecuting or defending litigation in relation to the Licensed Patent Rights, Licensed Property, Licensed Know How or this Agreement, including responding to a subpoena in a Third Party litigation; provided it has used good faith and reasonable efforts to obtain a protective order for such Confidential Information;

11.3.4 subject to Section 11.4, complying with applicable Laws (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of the receiving Party’s counsel, such disclosure is necessary for such compliance; provided, however, that except where impracticable, the receiving Party shall give the disclosing Party reasonable advance notice of such disclosure requirement (which shall include a copy of any applicable subpoena or order) and shall afford the disclosing Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure, and in the event of any such required disclosure, the receiving Party shall disclose only that portion of the Confidential Information of the disclosing Party that the receiving Party is legally required to disclose;

11.3.5 disclosure, in connection with the performance of this Agreement and solely on a “need to know basis”, to Affiliates, existing or potential collaborators (including existing or potential co-marketing and co-promotion contractors), research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 11; provided, however, that the receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article 11 to treat such Confidential Information as required under this Article 11; and

11.3.6 made by such Party to existing or potential acquirers or merger candidates; investment bankers; public and private sources of funding; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of evaluating or carrying out an acquisition, merger, or financing transaction, provided that such Party has used good faith and reasonable efforts to secure an agreement from any such Third Party to be bound by obligations of confidentiality and restrictions on use of Confidential Information that are no less restrictive than the obligations in this Agreement.

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If and whenever any Confidential Information is disclosed in accordance with this Section 11.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (otherwise than by breach of this Agreement). Where reasonably possible and subject to Section 11.4, the receiving Party shall notify the disclosing Party of the receiving Party’s intent to make such disclosure pursuant to this Section 11.3 sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

11.4 Terms of this Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. For the avoidance of doubt, this Section 11.4 shall in no way prevent a Party from disclosing the existence of this Agreement or any terms of this Agreement in order to seek legal advice whenever deemed appropriate by such Party or to enforce such Party’s rights under this Agreement, whether through arbitral proceedings, court proceedings or otherwise, or to defend itself against allegations or claims relating to this Agreement, or to comply with Applicable Law (except as provided in Section 11.5 below) when advised in a written opinion of outside counsel that terms of the Agreement are required to be disclosed to comply with Applicable Law.

11.5 Securities Filings. Notwithstanding anything to the contrary in this Agreement, in the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, any other applicable securities Law or the rules of any national securities exchange, the Party shall notify the other Party of such intention and shall use reasonable efforts to provide such other Party with a copy of relevant portions of the proposed filing not less than ten (10) days prior to (but in no event later than four (4) days prior to) such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to this Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice shall be required under this Section 11.5 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

11.6 Publication by Licensor. Licensee may publish or present data and/or results relating to a Licensed Compound or Licensed Product developed in the Field in scientific journals and/or at scientific conferences, provided that Licensee shall notify Licensor at least ten (10) days in advance of the intended submission for publication or presentation of any proposed abstract, manuscript or presentation which discloses Confidential Information of Licensor or discloses a patentable invention by delivering a copy thereof to Licensor. Licensor shall have five (5) days from its receipt of any such abstract, manuscript or presentation in which to notify Licensee in writing of any specific, reasonable objections to the disclosure, based on concern regarding the specific disclosure of Confidential Information of Licensor, and Licensee will delete any Licensed Confidential Information, and consider any other such objections in good faith, including whether it is necessary or advisable to delete any other information from such proposed publication. Once any such abstract or manuscript is accepted for publication, Licensee shall provide Licensor with a copy of the final version of the manuscript or abstract.

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ARTICLE 12

INDEMNITY

12.1 Licensee Indemnity. Licensee shall indemnify, defend and hold harmless Licensor and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all damages, liabilities, losses, costs and expenses (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) arising in connection with any claims, suits, proceedings, whether for money damages or equitable relief, of any kind brought by any Third Party (collectively “Losses and Claims”) and arising out of or relating to (a) a breach of this Agreement by Licensee or any of its Affiliates, Sub-Licensees, agents and contractors, (b) the research, Development, Commercialization (including promotion, advertising, offering for sale, sale or other disposition), transfer, importation or exportation, manufacture, labeling, handling or storage, or use of, or exposure to, any Licensed Compound or any Licensed Product by or for, or failure to comply with applicable Law by, Licensee or any of its Affiliates, Distributors, SubLicensees, agents and contractors, including claims and threatened claims based on product liability, bodily injury, risk of bodily injury, death or property damage, infringement or misappropriation of Third Party patents, copyrights, trademarks or other intellectual property rights, or the failure to comply with applicable Law related to the matters referred to in this subsection (a) with respect to any Licensed Compound or any Licensed Product, (c) the prosecution, maintenance, enforcement and defense of the Licensed Property, Licensed Patents by Licensee, its Affiliates, SubLicensees, representatives and agents; and/or (d) the gross negligence, recklessness or willful misconduct of Licensee or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Licensee’s performance of its obligations or exercise of its rights under this Agreement; except in any such case for Losses and Claims to the extent reasonably attributable to any breach of this Agreement by Licensee (including its representations and warranties set forth in Section 4.1 and Article 9), or Licensee having committed an act or acts of gross negligence, recklessness or willful misconduct, or to the extent Licensor has an indemnification obligation to Licensee pursuant to Section 12.2.

12.2 Licensor Indemnity. Licensor shall indemnify, defend and hold harmless Licensee and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns and representatives, from and against any and all Losses payable to a Third Party based on Claims brought by a Third Party arising out of or relating to (a) a breach of this Agreement by Licensor, including the representations, warranties and covenants of Licensor set forth in Section 4.1 and/or Article 9, (b) the gross negligence, recklessness or willful misconduct of Licensor or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Licensor’s performance of its obligations or exercise of its rights under this Agreement, (c) personal injury arising out of the conduct by Licensor of any clinical studies for the Licensed Property prior to the Effective Date, (d) payments for services rendered to Licensor prior to the Effective Date related to the Licensed Products, (e) the conduct and close of any existing clinical or other studies involving the Licensed Property not assigned to Licensor under Section 3.3 after the Effective Date; and/or (f) any Development, use, manufacture, or Commercialization of Licensed Reversion Products by Licensor following the reversion thereof to Licensor pursuant to Section 13.4 in the Territory, including any product liability claims and intellectual property infringement claims in the Territory or any personal injury, property damage or other damage in the Territory arising therefrom; except in any such case for Losses and Claims to the extent reasonably attributable to any breach of this Agreement by Licensee, its Affiliates or SubLicensees, failure of Licensee, its Affiliates or SubLicensees to comply with Applicable Law with respect to its Development or Commercialization of the Licensed Products, or Licensee, its Affiliates or SubLicensees having committed an act or acts of gross negligence, recklessness or willful misconduct, or to the extent Licensor has an indemnification obligation to Licensor pursuant to Section 12.1.

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12.3 Indemnification Procedure. A claim to which indemnification applies under Section 12.1 shall be referred to herein as an “Indemnification Claim”. If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this Article 12, the Indemnitee shall notify the Party subject to the indemnification obligation (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of the Indemnification Claim as aforesaid, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner which would have an adverse effect on the Indemnitee’s interests (including any rights under this Agreement or the scope or enforceability of the Licensed Patents Rights, Licensed Products or Licensed Know-How), without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld, delayed or conditioned if the settlement or compromise would impose no financial or other obligations or burdens on the Indemnitee. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 11.

12.4 Insurance. Licensee shall, beginning with the initiation of the first clinical trial for a Licensed Product, maintain at all times thereafter during the term of this Agreement, and until the later of (i)  termination or expiration of this Agreement or (ii) the date that all statutes of limitation covering claims or suits that may be brought for personal injury based on the sale or use of a Licensed Product have expired in all states in the U.S., insurance relating to the Licensed Product from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and for clinical trial and product liability, that is comparable in type and amount to the insurance customarily maintained by Licensor with respect to similar prescription pharmaceutical products that are marketed, distributed and sold in the Territory. Within ten (10) days following the Effective Date, and within thirty (30) days following any material change or cancellation in coverage, Licensee shall furnish to Licensor a certificate of insurance evidencing such coverage as of such date, and in the case of cancellation, provide a certificate evidencing that Licensor’s replacement coverage meets the requirements in the first sentence of this Section 12.4. The foregoing insurance requirement shall not be construed to create a limit on Licensor’s liability hereunder.

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ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis, upon the expiration of the Royalty Term with respect to a given Licensed Product in the applicable country but in no event later than fifteen (15) years after the date of this Agreement.

13.2 Termination by Licensor. Licensor shall have the right to terminate this Agreement, at Licensor’s sole discretion, as follows:

13.2.1 Insolvency. To the extent permitted under applicable Laws, Licensor shall have the right to terminate this Agreement in its entirety, at Licensor’s sole discretion, upon delivery of written notice to Licensee upon the filing by Licensee in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of Licensee or its assets, upon the proposal by Licensee of a written agreement of composition or extension of its debts, or if Licensee is served by a Third Party (and not by Licensor) with an involuntary petition against it in any insolvency proceeding, upon the 5th day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by Licensee of an assignment for the benefit of its creditors.

13.2.2 Breach. Licensor shall have the right to terminate this Agreement in its entirety, at Licensor’s sole discretion, (x) as provided in Section 5.6 or (y) upon delivery of written notice to Licensee in the event of any material breach by Licensee of this Agreement (except that this Section 13.2.2 shall not apply to any breach of Sections 5.1 or 6.1, which are covered under Section 13.2.3), provided that such breach has not been cured within three (3) months after written notice is given by Licensor to Licensee; provided, however, that if such breach relates to the failure to make a payment when due, such breach must be cured within one (1) month after written notice thereof is given by Licensor. Notwithstanding the foregoing, in the case of a bona fide dispute over whether or to what extent Licensor has breached this Agreement, this Section 13.2.2 shall not be triggered until such dispute is resolved in Licensor’s favor and Licensee fails to cure such breach within the applicable cure period (which shall be tolled until the resolution of the dispute); provided, that Licensee shall have timely paid any amounts that are not in dispute. Any such termination of this Agreement shall become effective at the end of the applicable cure period, unless Licensee has cured any such breach or default prior to the expiration of such cure period.

13.2.3 Termination for Failure to Develop or Commercialize. Licensor shall have the right to terminate this Agreement in its entirety in the event that Licensee fails to fulfill its obligations to execute the Development Plan in accordance with Exhibit A-1, provided that Licensee has not cured such breach within three (3) months following written notice by Licensor which notice shall be labeled as a “notice of material breach for failure to use Commercially Reasonable Efforts,” and identifies the Major Market Country(ies) in which such breach has occurred. If Licensee disputes the material breach of its obligations under Sections 5.1 and 6.1, this Section 13.2.3 shall not be triggered until such dispute is resolved in Licensor’s favor and Licensee fails to cure such breach within any portion of the applicable cure period then remaining (which shall be tolled until the resolution of the dispute. For clarity, if arbitration is triggered under Section 14.2 10 days after receipt of the notice from Licensor, it shall have 30 days after an arbitrator’s decision in favor of Licensor to cure the breach). Any such termination of this Agreement shall become effective at the end of the applicable remaining cure period, unless Licensee has cured any such breach or default prior to the expiration of such remaining cure period.

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13.2.4 Termination for Patent Challenge.

(a) Licensor shall have the right to terminate this Agreement in its entirety in the event Licensee (or any of its Affiliates) challenges or knowingly supports (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim, or in response to a subpoena or court or administrative law request or order), including by providing information, documents, and/or funding, a challenge to the validity, scope, enforceability or patentability of any of the Licensed Property, the Licensed Patent Rights or any of them. Licensor’s right to terminate this Agreement under this Section 13.2.4 may be exercised at any time after Licensee (or any of its Affiliates) may have challenged or knowingly supports (other than in response to a subpoena or court order) a challenge to the validity, scope, enforceability or patentability of any of the Licensed Property, the Licensed Patent Rights or any of them. For the avoidance of doubt, an action by Licensee or any Affiliate in accordance with Article 10 to amend claims within a pending patent application within the Licensed Property, the Licensed Patent Rights during the course of Licensee’s prosecution and maintenance of such pending patent application or in defense of a Third Party proceeding, or to make a negative determination of patentability of claims of a patent application of Licensor or to abandon a patent application of Licensor during the course of Licensee’s Prosecution and Maintenance of such pending patent application, shall not, where undertaken in accordance with Article 9 hereof, constitute a challenge under this Section 13.2.4.

(b) If a Sub-Licensee of Licensee challenges the validity, scope or enforceability of or otherwise opposes any of the Licensed Patent Rights or Licensed Property under which such Sub-Licensee is sublicensed, then Licensor shall, at Licensor’s election and upon written notice from Licensor, promptly terminate such Sublicense. Licensee shall include within each License Agreement with each Sub-Licensee a right on the part of Licensor to terminate such License Agreement in the event such Sub-Licensee challenges or knowingly supports a Third Party in challenging (other than in response to a subpoena or court order), in a judicial or administrative proceeding, including without limitation by providing information, documents, or funding, the validity, scope or enforceability of any of the Licensed Property or Licensed Patent Rights after grant of the patent and Licensee shall exercise such right to terminate the License Agreement with a Sub-Licensee should such Sub-Licensee challenge or knowingly support a Third Party in challenging (other than in response to a subpoena or court order) in a judicial or administrative proceeding the validity or enforceability of any of the Licensed Property and Licensed Patent Rights after grant of the patent. If Licensee fails to exercise such termination right against such Sub-Licensee or is unable to do so because it did not include such a provision in its Sublicense, Licensor may terminate this Agreement.

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13.3 Termination by Licensee. Licensee shall have the right to terminate this Agreement, at Licensee’s sole discretion, as follows:

13.3.1 Following completion by Licensee of the Development Plan of the Licensed Product, upon three (3) month’s prior written notice in the case where there is a breach to this agreement, or upon thirty (30) days prior written notice in the case where a default occurs by the Licensee.

13.3.2 Licensee may terminate this Agreement in the event of a material breach by Licensor, provided that such breach has not been cured within three (3) months following written notice by Licensee to Licensor. Any such termination of this Agreement shall become effective at the end of the applicable cure period, unless Licensor has cured any such breach or default prior to the expiration of such cure period.

13.4 Effect of Termination. Upon termination of this Agreement in its entirety by Licensor under Section 13.2 or by Licensee under Section 13.3.1:

13.4.1 All rights and licenses granted to Licensee in Article 2 shall terminate, all rights of Licensee under the Licensed Property and Licensed Patent Rights and Licensed Know-How shall revert to Licensor, and Licensee and its Affiliates shall cease all use of the Licensed Property and the Licensed Patent Rights, the Licensed Know-How and the Transferred Materials, and shall return to Licensor all unused portions of the Transferred Materials.

13.4.2 With respect to all regulatory filings (including all INDs, MAAs, MAs, CTAs, CTXs and BLAs) and Approvals and all other regulatory filings and documents necessary to further Develop and Commercialize the Licensed Reversion Products, as they exist as of the date of such termination (and all of Licensor’s right, title and interest therein and thereto), Licensor shall determine in its sole discretion which of these shall be (i) assigned to Licensor, and Licensee shall provide to Licensor one (1) copy of the applicable documents and filings, all documents and filings contained in or referenced in any such filings, together with the raw and summarized data for any preclinical and clinical studies of the Licensed Reversion Products as well as any final documentation to inactivate any open INDs as Licensor may elect to inactivate, For clarity, Licensor shall have the right to use the foregoing material information, materials and data developed by Licensee solely in connection with Licensed development, manufacture and commercialization of Licensed Reversion Products. Licensor shall have the right to obtain specific performance of Licensee’s obligations referenced in this Section 13.4.2 and/or in the event of failure to obtain assignment, Licensee hereby consents and grants to Licensor the right to access and reference (without any further action required on the part of Licensee, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such regulatory filings for any regulatory or other use or purpose in the Territory. Without limiting the foregoing in this paragraph, to the extent applicable, Licensee’s obligations under Article 10 shall continue with respect to all countries in the Territory for which there is a failure to obtain assignment of all regulatory filings and Approvals.

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13.4.3 All amounts due or payable to Licensor that were accrued prior to the effective date of termination shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of termination; provided, that the foregoing shall not be deemed to limit either Party’s indemnification obligations under this Agreement for acts or omissions incurring prior to the termination date that are the subject of such indemnification even if the indemnification amount cannot be accrued or determined as of the termination date.

13.4.4 Should Licensee have any inventory of any Licensed Products included in the Licensed Reversion Products suitable for use in clinical trials, Licensee shall immediately return such products to Licensor.

13.4.5 Should Licensee have any inventory of any Licensed Product included in the Licensed Reversion Products approved and allocated prior to termination, Licensee shall have thereafter in which to dispose of such inventory (subject to the payment to Licensor) of any royalties due hereunder thereon) (the “Inventory Disposal Period”), provided however, that (i) such right shall terminate at such time that Licensor purchases all remaining stocks of inventory of such Licensed Reversion Product as described in this Section 13.4.6, below, and (ii) such Licensed Product shall be provided to such purchaser for the Licensed Product in the applicable country during the 30 day period preceding such termination.

13.4.6 Licensee shall provide to Licensor the tangible embodiments of all Know-How owned or Controlled by Licensee and its Affiliates to the extent necessary for the Development and Commercialization of the Licensed Reversion Products in existence as of the date of such termination, including Licensee’s manufacturing processes, techniques and trade secrets for making such Licensed Reversion Products and all Know-How specifically relating to any composition, formulation, method of use or manufacture of such Licensed Reversion Products, Licensor shall receive the aforementioned with all ownership rights. Licensee shall reasonably cooperate with Licensor to assist Licensor with understanding and using the Know-How provided to Licensor under this Section 13.4.7. Such cooperation shall include providing Licensor with reasonable access by teleconference or in-person at Licensee’s facilities (subject to Licensee’s customary rules and restrictions with respect to site visits by non-Licensee personnel.

13.4.7 To the extent that Licensee owns any trademark(s), USAN names, and/or domain names that are used in connection with a Licensed Reversion Product that Licensor believes would be necessary for the Commercialization of a Licensed Reversion Product (as then currently marketed, but not including any marks that include, in whole or part, any corporate name or logo of Licensee), Licensee shall assign (or, if applicable, cause its Affiliate to assign) to Licensor all of Licensee’s (and such Affiliate’s) right, title and interest in and to any such trademark, USAN name or internet domain name in each terminated country.

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13.4.8 Licensee shall grant and hereby grants to Licensor an exclusive, royalty-bearing, non-transferable (except as provided in Section 15.4) license, with the right to grant sublicenses, under (a)(i) any Patent Rights owned or Controlled by Licensee or its Affiliates as at the effective date of termination (other than Patent Rights Controlled by Licensor and its Affiliates that were licensed to Licensee under this Agreement) and (ii) all Patent Rights owned or Controlled by Licensee or its Affiliates after the date of such termination claiming any invention conceived or reduced to practice by or on behalf of Licensee during the term of this Agreement and (b) any Trademarks and USAN names owned by Licensee that are used in connection with the Licensed Product, in each case (a)(i) and (ii) that are not Patent Rights licensed from Licensor and only to the extent such Patent Rights cover the composition of matter, use, or manufacture of Licensed Reversion Products (solely to the extent actually practiced in connection with the Licensed Reversion Products as of such termination effective date) and that, in each case of (a) and (b), are necessary to develop, manufacture or commercialize Licensed Reversion Products.

13.4.9 Licensee shall provide to Licensor all data generated during the term of this Agreement necessary for the development and/or commercialization of the relevant Licensed Reversion Products.

13.4.10 Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination.

13.4.11 Licensor shall not owe any other compensation to Licensee for the research, Development and Commercialization of any Licensed Reversion Product in the event of any such termination of the Agreement by Licensor, except as expressly set forth in Section 13.4.8.

13.4.12 Any costs and expenses incurred by Licensee in connection with the assignments and transfers made by Licensee under this Section 13.4 shall be born by the Licensee, in which case any such costs and expenses reasonably incurred by Licensee shall be Licensee’s sole responsibility.

13.4.13 It is understood and agreed that Licensor shall be entitled to specific performance as a remedy to enforce the provisions of this Section 13.4, in addition to any other remedy to which it may be entitled by applicable Law.

13.4.14 If Licensee is using Third Parties to manufacture and supply Licensed Product to it at the time of termination, Licensee will, at Licensor’s request, reasonably cooperate with Licensor to assign such Third Party agreements to Licensor at Licensor’s request. If Licensee is manufacturing any portion of the Licensed Product for itself, and has the capability in place as of the date of such termination to commercially manufacture and supply to Licensor all or part of Licensor’s requirements of the applicable Licensed Reversion Products for use and sale in the Territory, if Licensor so elects in its sole discretion, Licensee shall supply to Licensor for a period not to exceed one (1) year (with the period of time being within the sole discretion of Licensor) as much of Licensor’s requirements of such Licensed Reversion Products as reasonably possible for use and sale in the Territory, for such Licensed Reversion Products. In the event that Licensee has, prior to the date of such termination, engaged a Third Party to manufacture and supply any Licensed Reversion Products, Licensee shall use reasonable efforts, at Licensee’s sole cost and expense, to assist in the transfer of such supply arrangements to Licensor, or if not assigned or assignable, then Licensee shall supply such Licensed Reversion Products associated with providing such Licensed Reversion Products to Licensor.

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13.4.15 Nothing in this Section 13.4 shall be deemed to limit any remedy to which either Party may be entitled by applicable Law.

13.5 Effect of Termination by Licensor for Breach by Licensee. Upon termination of this Agreement by Licensor pursuant to Section 13.3.2:

13.5.1 All rights and licenses granted to Licensee in Article 2 shall terminate, all rights of Licensee under the Licensed Property and Licensed Patent Rights and Licensed Know-How shall revert to Licensor, and Licensee and its Affiliates shall cease all use of the Licensed Property and Licensed Patent Rights, the Licensed Know-How and the Transferred Materials, and shall return to Licensor all unused portions of the Transferred Materials.

13.5.2 All amounts due or payable to Licensor that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination or expiration shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of termination or expiration.

13.5.3 Should Licensee have any inventory of any Licensed Product approved and allocated prior to termination for sale in a terminated country, Licensee shall have thirty (30) days thereafter in which to dispose of such inventory (subject to the payment to Licensor of any royalties due hereunder thereon).

13.5.4 Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination or expiration.

13.5.5 Nothing in this Section 13.5 shall be deemed to limit any remedy to which Licensee may be entitled by applicable Law.

13.6 Effect of Expiration of this Agreement. Upon expiration of this Agreement:

13.6.1 All amounts due or payable to Licensor that were accrued, or that arise out of acts or events occurring, prior to the effective date of expiration shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of expiration.

13.6.2 Licensor shall have the right to retain all amounts previously paid to Licensor by Licensee.

13.6.3 Neither Party shall be relieved of any obligation that accrued prior to the effective date of expiration.

13.6.4 The license with respect to Licensed Property, Licensed Patent Rights and Licensed Know-How granted under Section 2.1 shall remain in effect and shall be fully paid-up.

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13.7 Scope of Termination. Termination of this Agreement shall be as to all countries in the Territory and all Licensed Property, Licensed Patent Rights and Licensed Know-How granted under Section 2.1.

13.8 Survival. The following provisions shall survive termination or expiration of this Agreement, as well as any other provisions which by their nature are intended to survive termination: Article 1 (as applicable), Sections 8.7 (for five (5) years after the end of the Calendar Year in which this Agreement was terminated), Section 9.4, Section 9.5, Section 10.1, Section 10.4 (with respect to an action, suit or proceeding commenced prior to termination), Section 10.8, Article 11, Article 12, Section 13.4 (if terminated by LICENSEE under Section 13.2 or by Licensor under Section 13.3.1, Section 13.5 (if terminated by Licensor pursuant to Section 13.3.2), Section 13.6, Section 13.7, this Section 13.8, Section 13.10, Article 14 and Article 15.

13.9 Bankruptcy. The Parties agree that in the event a Party becomes a debtor under Title 11 of the U.S. Code (“Title 11”), this Agreement shall be deemed to be, for purposes of Section 365(n) of Title 11, a license to rights to “intellectual property” as defined therein. Each Party as a Licensee hereunder shall have the rights and elections as specified in Title 11. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of Title 11.

13.10 No Limitation of Remedies. Except as herein expressly provided, notwithstanding anything to the contrary in this Agreement, except as otherwise set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor prejudice either Party’s right to obtain performance of any obligation. Each Party shall be free, pursuant to Article 14, to seek (without restriction as to the number of times it may seek) damages, costs and remedies that may be available under applicable Law or in equity and shall be entitled to offset the amount of any damages and costs obtained in a final determination under Article 14 of monetary damages or costs (as permitted by this Agreement) against the other Party against any amounts otherwise due to such other Party under this Agreement.

ARTICLE 14

DISPUTE RESOLUTION

14.1 Resolution by Senior Executives. Except as provided in Sections 8.7 and 14.3, in the event of any dispute between the Parties in connection with this Agreement, the construction hereof, or the rights, duties or liabilities of either Party hereunder, including any disagreement as to whether there has been a material breach of this Agreement pursuant to Sections 13.2.2, 13.2.3, or 13.3.2, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within sixty (60) days, either Party may, by written notice to the other Party, refer the dispute to the American Arbitration Association in San Diego, California for attempted resolution by good faith negotiation within fifteen (15) days after such notice is received; provided, however, such executive officers of Licensee and Licensor may each designate a senior manager to whom such dispute is delegated instead for such attempted resolution.

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14.2 Arbitration.

14.2.1 Except as provided in Sections 8.7 and 14.3, if any dispute between the Parties relating to or arising out this Agreement cannot be resolved in accordance with Section 14.1, any dispute or claim arising to or in any way related to this Agreement shall be settled by binding arbitration in San Diego, California but any dispute or controversy arising out of or interpreting this Agreement shall be settled in accordance with the laws of the State of California as if this Agreement were executed and all actions were performed hereunder within the State of California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

14.2.2 The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business: within twenty (20) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within five (5) days of their appointment. All proceedings and communications shall be in English.

14.2.3 The arbitrators shall apply the terms and conditions of this Agreement and shall not award damages in contradiction to Section 9.5. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration regardless of the outcome of such arbitration.

14.2.4 Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content or results of an arbitration without the prior written consent of both Parties The arbitrators shall have no authority to award any relief on the basis of any dispute, controversy or claim that is barred by the applicable California statute of limitations.

14.3 Injunctive Relief. Notwithstanding anything in this Article 14, each Party shall have the right to seek injunctive or other equitable relief from the arbitrator or a court of competent jurisdiction pursuant to Section 15.8 that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the dispute, including any breach or threatened breach of Article 11.

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ARTICLE 15

MISCELLANEOUS

15.1 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement with respect to such provision may be realized.

15.2 Notices. Any notice required or permitted to be given by this Agreement shall be in writing and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by first class, registered or certified mail, return receipt requested and addressed as set forth below unless changed by notice so given:

If to Licensor:

Regen BioPharma, Inc.

4700 Spring Street, Suite 304

La Mesa, California 91942

U.S.A.

Attn: Dr. David R. Koos, CEO

Facsimile: 619.330.2328

If to Licensee:

CheckPoint Immunology, Inc.

4700 Spring Street, Suite 304

La Mesa, California 91942

U.S.A.

Attn: Dr. David R. Koos, CEO

Facsimile: 619.330.2328

Any such notice shall be deemed delivered on the date received. A Party may add, delete, or change the person or address to whom notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 15.2.

15.3 Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, strikes and labor disputes, acts of war, terrorism, civil unrest or intervention of any governmental authority (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

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15.4 Assignment.

15.4.1 Licensor may, without Licensee’s consent, (x) assign, delegate or transfer some or all of its rights and obligations hereunder to any Affiliate of Licensor, and (y) assign or transfer, in connection with any transfer or assignment of all of the Licensed Property, Licensed Patent Rights and Licensed Know-How, to any Third Party (including a successor in interest by reason of merger, consolidation or sale of substantially all of the assets of Licensor to which this Agreement relates).

15.4.2 Licensee may assign or transfer all of its rights and obligations hereunder without Licensor’s consent to a successor in interest by reason of merger, consolidation or sale of substantially all of the assets of Licensor (and so long as such assignment or transfer includes, without limitation, all Approvals, all manufacturing assets relating to this Agreement, and all rights and obligations under this Agreement); provided, however, that such successor in interest shall have agreed no later than the closing of such assignment or transfer transaction to be bound by the terms of this Agreement in a writing provided to Licensor.

15.4.3 Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding on, the Parties’ permitted successors and assigns. Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

15.4.4 In the event that Licensor assigns, delegates or otherwise transfers this Agreement in whole or in part, to an Affiliate of the Licensor, Licensee hereby agrees to be jointly and severally liable with any such Affiliates for the actions of such Affiliates and for any and all amounts that become due and payable hereunder to Licensor. In the event that Licensee assigns or otherwise transfers or assigns this Agreement to an Affiliate of Licensee, Licensee hereby agrees to be jointly and severally liable with any such Affiliates for the actions of such Affiliates and for any and all amounts that become due and payable hereunder to Licensor.

15.4.5 Notwithstanding anything to the contrary in this Agreement, in the event of any such transfer or assignment to a Third Party (including a successor in interest by reason of merger, consolidation or sale of assets permitted), the intellectual property rights of the acquiring party (if other than one of the Parties) or the acquired party (if acquired by a Party or its Affiliates) shall not be included in the technology licensed to the other Party hereunder to the extent (x) held by such Third Party that is acquired or is acquiring such Party prior to such transaction, or (y) such technology is developed thereafter outside the scope of activities conducted with respect to the Licensed Property. Licensed Patent Rights, or Licensed Products.

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15.5 Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

15.6 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by each of the Parties.

15.7 Choice of Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the Nevada without regard to its conflicts of law provisions.

15.8 Publicity. Upon execution of this Agreement, Licensor may issue the press release announcing the existence of this Agreement in the form and substance as set forth in Appendix 5. Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, provided, however, that such consent shall not be required for any disclosure which is required by Law or the rules of a securities exchange, as reasonably advised by the disclosing Party’s outside counsel, and provided, further, that Licensor may from time to time issue public statements relating to the ongoing Development and/or Commercialization of Licensed Compounds and/or Licensed Products (excluding disclosure of the financial terms of this Agreement) pursuant to this Agreement without the prior written consent of Licensor. The Parties agree that any such required disclosure shall not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by Law, the Parties shall use appropriate diligent efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any such announcement at least ten (10) business days prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by Law, the Party whose announcement has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. The contents of any announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval.

15.10 Relationship of the Parties. At the date of execution of this agreement, Licensee is a wholly owned subsidiary of Licensor.

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15.11 Headings & Incorporation by Reference. Headings and captions are for convenience only and are not be used in the interpretation of this Agreement. Exhibits A, A-1, B, C, and D are an integral part of this Agreement and each is incorporated by reference herein.

15.12 Entire Agreement. This Agreement constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.

15.13 Counterparts; Electronic Delivery. This Agreement may be executed in counter-parts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

15.14 Performance by Affiliates. Each Party recognizes that the other Party may perform some or all of its obligations under this Agreement through Affiliates to the extent permitted under this Agreement; provided, however, that such other Party shall remain responsible for the performance by its Affiliates as if such obligations were performed by such other Party.

15.15 Exports. Licensee agrees not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control Laws.

15.16 Interpretation.

15.16.1 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.16.2 The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context.

15.16.3 Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Appendices of this Agreement; and (f) the term “and/or” in a sentence shall be construed such that the phrase “X and/or Y” means “X or Y, or both X and Y”.

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15.16.4 This Agreement should be interpreted in its entirety and the fact that certain provisions of this Agreement may be cross-referenced in a Section shall not be deemed or construed to limit the application of other provisions of this Agreement to such Section and vice versa.

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their respective duly authorized officers.

LICENSOR: (REGEN BIOPHARMA, INC.)

By:	/s/David R. Koos

Name:	David R. Koos
Title:	Chairman and CEO

Date: 2/7/2017

LICENSEE: (CHECKPOINT IMMUNOLOGY, INC.)

By:	/s/Harry Lander

Name:	Harry Lander
Title:	President and CSO

Date: 2/7/2017

By:	/s/ Todd S Caven

Name:	Todd S. Caen
Title:	Chief Financial Officer

Date:	2/7/2017

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[Signature Page to License Agreement]

[The remainder of this page has been left intentionally blank.]

48

EXHIBIT A

(Two Pages)

United States Patent # 9091696B2

“MODULATION OF NR2F6 AND METHODS

AND USES THEREOF”

United States Provisional Patent Application # i62/363588 “Small Molecule Modulators of NR2F6 Activity”

2223-224 Regen BioPharma Modulation of NR2F6 and methods of use...
13/652,395 Utility 10/15/2012 11/16/2009
Regen-ImmnoThrptcsNP1 Regen BioPharma NR2F6 SILENCED AUTOLOGOUS
IMMUNOTHERAPEUTICS 15299400 Utility 10/20/2016 10/20/2015
Regen-ImmnoThrptcsPR1 Regen BioPharma NR2F6 Silenced Autologous
Immunotherapeutics 62243792 Utility (Provisional) 10/20/2015 10/20/2015
Regen-NR2F6ChimericNP1 Regen BioPharma NR2F6 Inhibited Chimeric Antigen
Receptor Cells 15351414 Utility 11/14/2016 11/12/2015
Regen-NR2F6ChimericPR1 Regen BioPharma NR2F6 Inhibited Chimeric Antigen
Receptor Cells 62254330 Utility (Provisional) 11/12/2015 11/12/2015
Regen-Personalized-PR1 Regen BioPharma Personalized T Cell Immunotherapy
Utilizing NR2F6 Gene Silencing 62276619 Utility (Provisional) 01/08/2016
> 01/08/2016
Regen-SmallMoleculeNP1 Regen BioPharma SMALL MOLECULE MODULATORS OF NR2F6
ACTIVITY 15364111 11/29/2016 11/29/2015
Regen-SmallMoleculePR1 Regen BioPharma Small Molecule Modulators of NR2F6
Activity 62260617 Utility (Provisional) 11/29/2015 11/29/2015
Regen-UDCI-PR1 Regen BioPharma Universal Donor Checkpoint Inhibitor
Silenced/Gene Edited Cord Blood Killer Cells 62327245 Utility (Provisional)
04/25/2016 04/25/2016
RegenBioPharma-CIP2 Regen BioPharma Methods and Compositions for treatment of cancer by inhibition of NR2F6 14/571,262 Utility 12/15/2014 11/14/2008
RegenBioPharma-CIP3 Regen BioPharma Treatment of Myelodysplastic Syndrome
by Inhibition of NR2F6 14/572,574 Utility 12/16/2014 11/14/2008
RegenBioPharma-CIP4 Regen BioPharma Treatment of Myelodysplastic Syndrome
by Inhibition of NR2F2 14/588,374 Utility 12/31/2014 11/14/2008
RegenBioPharma-CIP5 Regen BioPharma Methods and Compositions for treatment of cancer by inhibition of NR2F2 14/588,373 Utility 12/31/2014 11/14/2008
RegenBioPharma-CIP6 Regen BioPharma Modulation of Hematopoietic Stem Cell
Differentiation 14/595,078 Utility 01/12/2015 11/14/2008

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RegenBioPharma-CIP7 Regen BioPharma METHODS OF SCREENING COMPOUNDS THAT CAN
MODULATE NR2F6 BY DISPLACEMENT OF A REFERENCE LIGAND 14852623 Utility
> 09/13/2015 11/14/2008

RegenIL-17-PR1 Regen BioPharma Methods and Means of Generating IL-17
Associated Antitumor Effector Cells by Inhibition of NR2F6 Inhibition
62294007 Utility (Provisional) 02/11/2016 02/11/2016
RegenIL-18-PR1 Regen BioPharma Modulation of IL-18 Production through
Modification of NR2F6 Activity 62293828 Utility (Provisional) 02/11/2016
> 02/11/2016
RN11917593 Regen BioPharma METHOD OF CANCER TREATMENT USING SIRNA SILENCING
11/917,593 Utility 06/15/2006 06/15/2005

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EXHIBIT A-1

INITIAL DEVELOPMENT PLAN

Milestone Event	Milestone Date
Begin medicinal chemistry program to optimize inhibitors and activators	1Q2017
Complete med chem	4Q2017
Complete all IND-enabling experiments for autoimmunity and cancer (1 indication each) and submit 2 INDs	3Q2018
Begin Phase 1 Trials for each indication	2Q2019
Complete Phase 1 Trials	2Q2020
Begin Phase 2 Trials for each indication	4Q2020

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EXHIBIT B

LICENSED APPLICATIONS (USE)

For use in humans only

DEVELOPMENT BASED MILESTONE PAYMENTS

DEVELOPMENT

Milestone Event	Milestone Date
Begin medicinal chemistry program to optimize inhibitors and activators	1Q2017
Complete med chem	4Q2017
Complete all IND-enabling experiments for autoimmunity and cancer (1 indication each) and submit 2 INDs	3Q2018
Begin Phase 1 Trials for each indication	2Q2019
Complete Phase 1 Trials	2Q2020
Begin Phase 2 Trials for each indication	4Q2020

Milestone payments will be mutually agreed upon with an outside funding source prior to being stipulated.

ROYALTY PAYMENTS

A tiered royalty rate starting at 8% will be charged on Net Sales for the calculation period. The tiers indicating the royalty rate are set out in the table below:

Royalty rate
$1-$500,000,000	8%
$500,000,001 to $1,000,000,000	10%
$1,000,000,001 and greater	12%

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SUBLICENSE REVENUE SHARING

Sublicense Revenue Sharing will be mutually agreed upon with an outside funding source

SALES-BASED MILESTONES..

will be mutually agreed upon with an outside funding source

53

EXHIBIT C

Exceptions to Representations, Warranties, and Covenants of Licensor

None.

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EXHIBIT D

PERSONS WITH “KNOWLEDGE” PURSUANT TO SECTION 1.3

No.	Name of Person
1.	Various scientific consultants and employees
2.
3.
4.
5.

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